Exhibit 2.1

Confidential
Execution Version

STOCK PURCHASE AGREEMENT

by and among

LBT INVESTMENT HOLDINGS, LLC,

LBT INTERMEDIATE HOLDINGS, INC.,

and

TELUS INTERNATIONAL HOLDING (U.S.A.) CORP.

NOVEMBER 6, 2020

i

(Continued)

(Continued)

(Continued)

		Page

12.17	Specific Performance	87
12.18	Consents	88
12.19	No Recourse	88

Exhibits

Exhibit A	Covenants Pertaining to Certain Employees
Exhibit B	Pre-Closing Restructuring
Exhibit C	Net Working Capital
Exhibit D	Form of Transition Services Agreement

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 6, 2020, is made by and among LBT Investment Holdings, LLC, a Delaware limited liability company (the “Seller”), TELUS International Holding (U.S.A.) Corp., a Delaware corporation (the “Purchaser”), and LBT Intermediate Holdings, Inc., a Delaware corporation (the “Company”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11 below.

WHEREAS, the Seller owns 100% of the issued and outstanding capital stock of the Company (the “Shares”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, all of the Shares;

WHEREAS, prior to the Closing, the Seller will consummate and cause to be consummated the Pre-Closing Restructuring;

WHEREAS, prior to the Closing, the Parties intend that local employees of the Company’s Subsidiaries related to the Business in Canada, China, Germany, India, Turkey and the United Kingdom (the “Local Transfer Jurisdictions”) will be directly transferred to local Affiliates of the Purchaser to be designated by the Purchaser (such Affiliates, the “Local Purchaser Affiliates”);

WHEREAS, concurrently with the execution of this Agreement, the Purchaser or one of its Affiliates has entered into an employment agreement with a certain key individual, which employment agreement is effective and contingent upon the consummation of the Closing; and

WHEREAS, the respective boards of directors and managers, as applicable, of the Purchaser, the Seller and the Company have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.01        Purchase and Sale of Shares.  On the terms and subject to the conditions hereof, on the Closing Date, (a) the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire, or cause to be purchased and acquired, from the Seller, all of the Shares, free and clear of any Liens and restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws), and (b) in consideration of the sale of the Shares and the covenants and agreements of the Seller contained herein, the Purchaser shall deliver to the Seller or its designee the consideration specified in Section 1.02.

1.02        Purchase Price.

(a)           For purposes of this Agreement, the aggregate purchase price (the “Purchase Price”) to be paid for the Shares shall be an amount equal to (i) $935,000,000 (the “Base Consideration”), plus (ii) Final Cash, minus (iii) Final Indebtedness, plus (iv) the amount, if any, by which Final Net Working Capital exceeds the Target Net Working Capital, minus (v) the amount, if any, by which Final Net Working Capital is less than the Target Net Working Capital, minus (vi) Final Transaction Expenses.

(b)           For purposes of this Agreement, the “Preliminary Purchase Price” shall be an amount equal to (i) the Base Consideration, plus (ii) Estimated Cash, minus (iii) Estimated Indebtedness, plus (iv) the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital, minus (v) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital, minus (vi) Estimated Transaction Expenses.

(c)           For purposes of this Agreement, the “Closing Cash Payment” shall be an amount equal to (i) the Preliminary Purchase Price minus (ii) the Escrow Amount.

1.03        Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital and Estimated Transaction Expenses.  Not less than seven (7) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser a statement (the “Pre-Closing Statement”), together with reasonable supporting documentation thereof, setting forth (a) the Company’s good faith calculation of its estimate of (i) the amount of Cash (“Estimated Cash”), (ii) the amount of Indebtedness (“Estimated Indebtedness”), (iii) the Net Working Capital (“Estimated Net Working Capital”), and (iv) the amount of Transaction Expenses which will be unpaid as of the Closing (“Estimated Transaction Expenses”), and (b) the Company’s calculation of the Preliminary Purchase Price; provided that, prior to the Closing, the Company shall consider in good faith the Purchaser’s reasonable comments on the Pre-Closing Statement and the Company shall make any changes that the Purchaser and the Company agree based on the Purchaser’s comments.  The “Closing Calculation Time” means, with respect to each relevant jurisdiction in which an Acquired Company is based or has assets, the close of business on the Closing Date in such jurisdiction.

1.04        The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the parties shall consummate the following transactions on the Closing Date:

(a)           the Purchaser shall deliver to the Seller the Closing Cash Payment by wire transfer of immediately available funds to one or more accounts designated by the Seller to the Purchaser in exchange for (i) the delivery by the Seller to the Purchaser of stock certificate(s) evidencing the Shares and a duly executed stock power with respect to the Shares, (ii) the execution of the Conveyance Agreements and (iii) the employee transfers contemplated by Section 1.07(a) and Exhibit A;

(b)           (i) the Purchaser and the Seller shall enter into the Escrow Agreement with the Escrow Agent and (ii) the Purchaser shall deposit the Escrow Amount by wire transfer of immediately available funds into the Escrow Account;

(c)           the Seller shall deliver Lien releases with respect to the Shares and the assets of the Company in a form reasonably satisfactory to the Purchaser with respect to liens granted to secure the indebtedness listed on Schedule 1.04(c) and Liens (other than Permitted Liens) on Equity Interests or assets of the Acquired Companies or Transferred Assets as reasonably determined between the date hereof and the Closing to the Purchaser at the Closing;

(d)           the Purchaser, the Company and the Seller shall make such other deliveries as are required by Article 2 hereof; and

(e)           the Seller shall deliver to the Purchaser a properly completed IRS Form W-9 (provided that the Purchaser’s only remedy for the Seller’s failure to provide such form will be to withhold from the payments to be made pursuant to this Agreement, any required withholding Tax under Section 1445 of the Code, and the Seller’s failure to provide such form shall not be deemed to be a failure of the condition set forth in Section 2.01(b) to have been met).

1.05        Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses Calculations.

(a)           Within 90 days after the Closing Date, the Purchaser shall deliver to the Seller a statement showing the calculation of (i) the amount of Cash, (ii) the amount of Indebtedness, (iii) the Net Working Capital, and (iv) the amount of Transaction Expenses unpaid as of the Closing (the “Preliminary Statement”).  The amount of Cash, Indebtedness, the Net Working Capital and the amount of Transaction Expenses shall be determined in accordance with the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, set forth on Exhibit C) and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or any transactions effected in connection with the Closing at or following the consummation of the Closing.  The parties agree that the purpose of determining the amount of Cash, Indebtedness, the Net Working Capital and the amount of Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.05 is to measure changes in the amount of Cash, Indebtedness, the Net Working Capital and the amount of Transaction Expenses, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation.  After delivery of the Preliminary Statement, the Seller and its accountants shall be permitted such access as is reasonably necessary to review the Company’s books and records and work papers related to the preparation of the Preliminary Statement.  The Seller and its accountants may make inquiries of the Purchaser, the Company and their respective personnel and accountants regarding questions concerning, or disagreements with, the Preliminary Statement arising in the course of their review thereof, and the Purchaser shall, and shall cause the Company to, use its commercially reasonable efforts to cause any such personnel and accountants to cooperate with and respond to such inquiries.

(b)           If the Seller has any objections to the Preliminary Statement, the Seller shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”).  If an Objections Statement is not delivered to the Purchaser within 60 days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto; provided that, in the event the Purchaser or the Company does not provide any papers or documents reasonably requested by the Seller or any of its authorized representatives within five (5) days of request therefor (or such shorter period as may remain in such 60-day period), such 60-day period shall be extended by one day for each additional day required for the Purchaser or the Company to fully respond to such request.  Only those matters specified in the Objections Statement shall be deemed to be in dispute and all such disputed items shall be based only on (i) mathematical or clerical errors or (ii) the amounts included in the Preliminary Statement not having been determined in accordance with the relevant definitions and methodologies agreed herein and on Exhibit C with respect to the determination of the Purchase Price.  The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to Grant Thornton LLP; provided that, if Grant Thornton LLP is unable or unwilling to serve in such capacity, the Seller and the Purchaser shall jointly select an alternative nationally recognized accounting firm that is not the independent auditor of any of the Purchaser, the Seller or the Company (Grant Thornton LLP or the Person so selected, as applicable, the “Dispute Resolution Auditor”).  Each of the Seller and the Purchaser may furnish to the Dispute Resolution Auditor such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party.  The Seller and the Purchaser shall instruct the Dispute Resolution Auditor to act as an expert (and not as an arbitrator) and to consider only those items and amounts which are identified to the Dispute Resolution Auditor from the Objections Statement as being items which the Seller and the Purchaser have been unable to resolve.  The Seller and the Purchaser shall instruct the Dispute Resolution Auditor’s that its determination shall be based solely on the relevant definitions and methodologies agreed herein and on Exhibit C with respect to the determination of the Purchase Price.  The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable.  Further, the Dispute Resolution Auditor’s shall be instructed that its determination shall be based solely on the supporting material provided by the Purchaser and the Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Dispute Resolution Auditor.  The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto.  Notwithstanding the foregoing, any disputes regarding the dispute resolution process set forth in this Section 1.05(b) shall be submitted to a court of competent jurisdiction in accordance with Section 12.11 and Section 12.16.  The costs and expenses of the Dispute Resolution Auditor shall be allocated between the Purchaser and the Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if the Seller claims the amount of Cash is $1,000 greater than the amount determined by the Purchaser’s accountants, the Purchaser contests only $500 of the amount claimed by the Seller, and the Dispute Resolution Auditor ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Dispute

Resolution Auditor will be allocated 60% (i.e., 300 ÷ 500) to the Purchaser and 40% (i.e., 200 ÷ 500) to the Seller.  The amount of Cash, Indebtedness, the Net Working Capital and the amount of Transaction Expenses as finally determined pursuant to this Section 1.05(b) shall be referred to herein as “Final Cash”, “Final Indebtedness”, “Final Net Working Capital” and “Final Transaction Expenses”.

(c)           If, after final determination of Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses pursuant to this Section 1.05, the Preliminary Purchase Price is less than the Purchase Price (such shortfall, the “Shortfall Amount”), then the Purchaser shall, within two (2) Business Days after Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses become final and binding on the parties pursuant to this Section 1.05, make payment of the Shortfall Amount by wire transfer of immediately available funds to the Seller.

(d)           If, after final determination of Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses pursuant to this Section 1.05, the Preliminary Purchase Price is greater than the Purchase Price (such excess, the “Excess Amount”), then the Seller shall, within two (2) Business Days after Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses become final and binding on the parties pursuant to this Section 1.05, make payment of the Excess Amount by wire transfer of immediately available funds to the Purchaser.

(e)           The Purchaser agrees that the purchase price adjustment provided for in this Section 1.05, and the dispute resolution provisions provided for in this Section 1.05, shall be the exclusive remedies for the matters addressed or that could be addressed by this Section 1.05.

(f)            The parties hereto agree that any payment made pursuant to this Section 1.05 shall be treated as an adjustment to purchase price for all Tax purposes and agree not to take any position inconsistent with such treatment on any Tax Return to the maximum extent permitted by applicable Law.

1.06        The Closing.  The parties shall cause the closing of the transactions contemplated by this Agreement (the “Closing”) to take place via remote exchange of documents on the third (3rd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article 2 hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or on such other date as the Purchaser and the Seller may mutually agree; provided that the Closing shall occur on December 31, 2020 unless mutually agreed by the Seller and the Purchaser.  The date of the Closing is referred to herein as the “Closing Date”.

1.07        Local Employee and Asset Transfers.

(a)           The provisions of Exhibit A shall apply with respect to employee transfers in the Local Transfer Jurisdictions.

(b)           After the full satisfaction or due waiver of all of the closing conditions set forth in Article 2 hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) and as shortly before the Closing as reasonably practicable, the Seller shall cause the applicable Retained Companies in the Local Transfer Jurisdictions and the Purchaser shall cause the Local Purchaser Affiliates to enter into agreements or instruments (the “Conveyance Agreements”) providing for (i) the transfer, assignment and conveyance of any right, title and interest of each relevant Retained Company in any Transferred Assets related to a particular Local Transfer Jurisdiction to the applicable Local Purchaser Affiliate, (ii) the assumption by the applicable Local Purchaser Affiliate of the Assumed Liabilities related to a particular Local Transfer Jurisdiction from the applicable Retained Company and (iii) the retention of any Retained Liabilities related to a particular Local Transfer Jurisdiction by the applicable Retained Company.  The Conveyance Agreements shall be negotiated in good faith between the Seller and the Purchaser and be on terms wholly consistent with the terms of this Agreement.  The Conveyance Agreements shall not set forth or include any purchase price details, any representations, warranties, covenants or indemnities, except to the extent required by applicable local Law or otherwise agreed between the Seller and the Purchaser.  Any purchase price details, representations, warranties, covenants or indemnities required by applicable local Law to be set forth in the Conveyance Agreements will be subject to the terms, conditions and limitations set forth in this Agreement.  In the event of any inconsistency between the terms of any Conveyance Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.  The Parties acknowledge and agree that any payment made by the Purchaser or any of its Local Purchaser Affiliates to the Seller or any Retained Company in consideration for the conveyance of any Transferred Assets under any Conveyance Agreement shall be applied to and credited against the Preliminary Purchase Price and the Purchase Price.

1.08        Withholding.  The parties, as well as their respective Affiliates, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable provision of federal, state, local or non-U.S. Tax Law or under any applicable legal requirement; provided that, if the Purchaser or any of its Affiliates determines that an amount is required to be deducted and withheld, at least five (5) Business Days prior to the date the applicable payment is scheduled to be made, the Purchaser shall (a) provide the Seller with written notice of the intent to deduct and withhold (which notice shall include a copy of the calculation of the amount to be deducted and withheld), and (b) cooperate in good faith with the recipient of such payment to reduce or eliminate any such amounts required to be deducted and withheld (including providing the recipient a reasonable opportunity to provide forms or other evidence that would reduce or eliminate any such amounts otherwise required to be deducted and withheld); provided, further, that the requirements in clauses (a) and (b) shall not apply to (i) any withholding with respect to the payment of wages or other amounts treated as employee compensation under the Code or (ii) any withholding resulting from the failure of the Seller to deliver the forms described in Section 1.04(e). To the extent such amounts are so deducted or withheld and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 2

CONDITIONS TO CLOSING

2.01        Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing:

(a)           (i) The representations and warranties set forth in Sections 3.01(a), 3.01(c), 3.02(a), 3.02(c), 3.05, 3.06, 3.14 and Article 5 shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a specified time only need be true as of such specified time) and (ii) the other representations and warranties set forth in Article 3 shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a specified time only need be true as of such specified time), except in the case of clause (ii), where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect.

(b)           The Company and the Seller shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c)           The Pre-Closing Restructuring shall have been completed in all material respects.

(d)           The applicable waiting period under the HSR Act (including any extensions thereof) shall have expired or been terminated.

(e)           CFIUS Approval shall have been obtained.

(f)            No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(g)           The Company shall have delivered to the Purchaser duly executed and filed, if applicable, copies of the Pre-Closing Restructuring Documents and such Pre-Closing Restructuring Documents shall be in the form previously approved by Purchaser pursuant to Section 6.09(b) hereof.

(h)           At the Closing, the Escrow Agreement shall have been executed by the Seller and the Escrow Agent.

(i)            At the Closing, the Company or the Seller, as applicable, shall have delivered to the Purchaser each of the following:

(i)            (A) to the extent the Shares are in certificated form, stock certificate(s) evidencing ownership of the Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank and otherwise in proper form for transfer and (B) to the extent the Shares are not in certificated form, a duly executed instruction for the transfer of the Shares to the Purchaser (or its permitted assignee(s)), as applicable;

(ii)           copies of the Conveyance Agreements, duly executed by the applicable Retained Companies;

(iii)          a copy of the Transition Services Agreement, duly executed by the Seller;

(iv)          a certificate executed by an officer of the Company and the Seller, in form and substance reasonably acceptable to the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Sections 2.01(a), 2.01(b) and 2.01(c) have been satisfied;

(v)           a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware dated as of a date not more than ten (10) days prior to the Closing Date; and

(vi)          a copy of the resolutions duly adopted by the Seller’s and the Company’s manager, authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

(j)            Since the date of this Agreement, there shall have been no Material Adverse Effect.

2.02        Conditions to the Seller’s and the Company’s Obligations.  The obligation of the Seller and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller and the Company in writing) of the following conditions as of the Closing:

(a)           The representations and warranties set forth in Article 4 shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a specified time only need be true as of such specified time), except for any failure of such representations and warranties to be true and correct that does not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

(b)           The Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)           At the Closing, the Purchaser shall have delivered to the Seller the Closing Cash Payment, by wire transfer of immediately available funds to the account(s) designated by the Seller.

(d)           The applicable waiting period under the HSR Act (including any extension thereof) shall have expired or been terminated.

(e)           CFIUS Approval shall have been obtained.

(f)            No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(g)           At the Closing, (i) the Escrow Agreement shall have been executed by the Purchaser and the Escrow Agent and (ii) the Purchaser shall have deposited the Escrow Amount in the Escrow Account.

(h)           At the Closing, the Purchaser shall have delivered to the Seller each of the following:

(i)            copies of the Conveyance Agreements, duly executed by the applicable Local Purchaser Affiliates;

(ii)           a copy of the Transition Services Agreement, duly executed by the Purchaser;

(iii)          a certificate executed by an officer of the Purchaser, in form and substance reasonably acceptable to the Seller, dated as of the Closing Date, stating that the preconditions specified in Sections 2.02(a) and 2.02(b) have been satisfied; and

(iv)          a certificate of good standing with respect to the Purchaser issued by the State of Delaware, dated as of a date not more than ten (10) days prior to the Closing Date; and

(v)           a copy of the resolutions duly adopted by the Purchaser’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ACQUIRED COMPANIES

The Seller represents and warrants to the Purchaser that the statements in this Article 3 are correct and complete, except as set forth in accordance with Section 12.07 in the schedules accompanying this Agreement (the “Disclosure Schedules”):

3.01        Corporate Organization of the Company.

(a)           The Company has been duly incorporated and is validly existing as a corporation, in good standing under the Laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to conduct the Business.

(b)           The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to the Purchaser are true and complete, and the Company is in compliance with such documents in all material respects.

(c)           The Company is duly licensed or qualified and in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

3.02        Subsidiaries.

(a)           The Subsidiaries of the Company after giving effect to the Pre-Closing Restructuring (such Subsidiaries, the “AI Subsidiaries”) and their jurisdiction of incorporation or organization are set forth on Schedule 3.02.  Such Subsidiaries have been duly formed or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease their properties and to conduct the Business.

(b)           The Company has previously provided to the Purchaser true and complete copies of the organizational documents of such Subsidiaries, and the Company and each such Subsidiary are in compliance with such documents in all material respects.

(c)           Each such Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(d)           Other than as set forth on Schedule 3.02, after giving effect to the Pre-Closing Restructuring, the Company does not own or hold, directly or indirectly, any equity interest in any other Person.

3.03        Authorization; No Breach; Valid and Binding Agreement.  The Company has all requisite power and authority to execute and deliver this Agreement and the transaction documents contemplated hereby and, subject to the filings, consents and approvals described in Section 3.04, to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action, and no other organizational proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement.  Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not conflict with, constitute a default under, result in a breach or violation of, require any consent under, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Company under (a) the provisions of the Company’s certificate of incorporation or bylaws or (b) any contract to which the Company is party, except, in the case of clause (b), as would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Remedies Exception”).

3.04        Governmental Consents.  No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act; (b) compliance with any applicable securities Laws; and (c) as otherwise disclosed on Schedule 3.04.

3.05        Capitalization of the Company.  The issued and outstanding capital stock of the Company consists of 804.4587 shares of common stock, par value $0.0001 per share.  All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights or federal or state securities laws.  Such shares comprise all of the issued and outstanding Equity Interests in the Company, and except for such shares, there are no Equity Interests in the Company reserved for issuance.  The Company has not granted any outstanding awards of restricted stock, restricted stock units, stock appreciation rights or options, warrants, phantom awards, rights or other securities convertible into or exchangeable or exercisable for or relating to the Shares, or any other equity appreciation rights, profit participation rights, calls or commitments or agreements providing for the issuance of additional capital stock or for the repurchase or redemption of Shares, and, other than the Pre-Closing Restructuring Documents as contemplated by this Agreement, there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any shares of capital stock or restrict the transfer of the Shares.  Except for this Agreement, there is no voting trust, proxy or other agreement or understanding with respect to the voting or disposition of the Shares.

3.06        Capitalization of Subsidiaries.  Schedule 3.06 sets forth the issued and outstanding Equity Interests in the AI Subsidiaries after giving effect to the Pre-Closing Restructuring (the “AI Subsidiary Equity Interests”).  The AI Subsidiary Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.  After giving effect to the Pre-Closing Restructuring, the Company or one or more of the its wholly-owned Subsidiaries will own of record and beneficially all the issued and outstanding AI Subsidiary Equity Interests, free and clear of any Liens other than (a) for any restrictions on sales of securities under applicable securities Laws and (b) Liens pursuant to the indebtedness set forth on Schedule 3.10(a)(ii) which will be released as of the Closing.  There are no outstanding awards of restricted stock, restricted stock units, stock appreciation rights or options, warrants, rights or other securities exercisable or exchangeable for any Equity Interests of any AI Subsidiary, or any other equity appreciation rights, profit participation rights, calls or commitments or agreements providing for the issuance of additional equity securities, the sale of treasury equity securities, or for the repurchase or redemption of equity securities of any AI Subsidiary or any Contracts of any kind which (i) may obligate any AI Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Interests or (ii) that otherwise relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued Equity Interests of any AI Subsidiary.

3.07        Financial Statements.

(a)           Attached as Schedule 3.07(a) are true and complete copies of (i) combined carve-out audited balance sheet of the Business as of December 31, 2018 and December 31, 2019 and the related combined carve-out audited statements of income, cash flows and stockholders’ equity (or parent investment) for the years then ended (the “Annual Financial Statements”), together with the auditor’s report thereon, and (ii) an unaudited combined carve-out balance sheet of the Business as of September 30, 2020 and related combined carve-out statements of income, cash flows and stockholders’ equity (or parent investment) of the Business for the nine (9)-month periods ended September 30, 2020 and September 30, 2019, which have been reviewed in accordance with Statement on Auditing Standards 100, Interim Financial Information (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)           The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) are correct and complete in all material respects and present fairly and accurately the consolidated financial condition and results of operations of the Business for the periods indicated in such Financial Statements in all material respects applied consistently throughout and among such periods, (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods presented, and (iv) are in compliance with the requirements of the Exchange Act and the Securities Act for inclusion in a registration statement on Form F-1 and audited or reviewed, as applicable, in accordance with the auditing standards generally accepted in the United States of America (US GAAS).

(c)           The systems of internal controls over financial reporting with respect to the Business are sufficient in all material respects to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and to maintain accountability for the assets of the Business, (ii) receipts and expenditures are executed only in accordance with management’s authorization, (iii) the books and records of the Business accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Business and (iv) management of the Business can prevent or timely detect the unauthorized acquisition, use or disposition of assets of the Business that could materially affect the financial statements or the Business.  To the knowledge of the Company, there are no material weaknesses in the design or operation of internal controls over financial reporting with respect to the Business.

(d)           After giving effect to the Pre-Closing Restructuring, the Acquired Companies do not have any Liabilities other than Liabilities (i) reflected, reserved or disclosed on the balance sheet contained in the Interim Financial Statements, (ii) that will be included in the Net Working Capital or Indebtedness of the Acquired Companies in the Pre-Closing Statement, (iii) incurred (A) in the ordinary course of business since September 30, 2020 or (B) in connection with the Pre-Closing Restructuring (but, in the case of clause (B), only to the extent contemplated by Exhibit B or otherwise approved by the Purchaser in writing), (iv) for future performance under existing Contracts (other than as a result of a breach of contract by the Company or any of its Subsidiaries) or (v) that would not be material to the Business, taken as a whole.  There are no Excluded Liabilities which would have a Material Adverse Effect on the Acquired Companies.

(e)           All outstanding accounts receivable shown on the balance sheet contained in the Interim Financial Statements that, as of the date hereof, remain outstanding are, and all accounts receivable to be included in the computation of Net Working Capital will be, valid and genuine and have arisen out of bona fide sales, performance of services and other business transactions in the ordinary course of business (it being understood, for the avoidance of doubt, that this Section 3.07(e) is not a guarantee of collection of all accounts receivable).

3.08        Litigation and Proceedings.  Except as set forth on Schedule 3.08, there are no, and during the past three (3) years there have not been, pending Actions at law or in equity against the Company or any of its Subsidiaries that would reasonably be expected to result in material liability or materially impair the business or operations of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries is subject to any Governmental Order.

3.09        Legal Compliance.

(a)           The Company and each of its Subsidiaries, and each Person acting at the direction of any of the foregoing, is, and during the past three (3) years has been, in compliance in all material respects with all Laws applicable to the conduct of the business of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time during the past three (3) years.

(b)           Each Acquired Company and, with respect to the Business, each of the Company’s other Subsidiaries has, and has had for the last three (3) years, all Permits required under applicable Laws or necessary in connection with the conduct of its business, except as would not be material to the Business, taken as a whole, and all such Permits are, and have for the last three years (3) been, in full force and effect.  Each Acquired Company and, with respect to the Business, each of the Company’s other Subsidiaries complies, and has for the last three (3) years complied, in all material respects with such Permits.  To the knowledge of the Company, no Governmental Authority has threatened the suspension or cancellation of any such Permit.

(c)           (i) For the last three (3) years, none of the Company or any of its Subsidiaries, any of their directors, officers or employees acting on behalf of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their other representatives acting on behalf of, or with respect to, the Company or any of its Subsidiaries, have, directly or indirectly: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payments to any foreign governmental officials or employees or to any political parties or campaigns from corporate funds; (C) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any other anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”); or (D) made, paid, offered, promised or given any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official or any other Person; (ii) to the knowledge of the Company, no Governmental Authority is investigating or, within the past three (3) years, has conducted, initiated, or threatened any investigation of the Company or any of its Subsidiaries or any of their officers, directors, or employees, in connection with an alleged or possible violation of any Anti-Corruption Laws; and (iii) no Acquired Company has, during the past three (3) years, (A) submitted any voluntary or involuntary disclosure to any Governmental Authority or (B) conducted, or received any written notice from any Governmental Authority or any other Person of, an investigation, audit, or inquiry in connection with an alleged or possible violation of any Anti-Corruption Laws.

(d)           None of the Company or its Subsidiaries nor any of their directors, officers or employees acting on behalf of, or with respect to, the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other Person acting on behalf of, or with respect to, the Company or any of its Subsidiaries, is or has for the last three (3) years been engaged in any agreement, arrangement, practice or conduct which amounts to a contravention of Section 1 of the Sherman Antitrust Act of 1890, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended, or any equivalent or similar legislation in any other country or jurisdiction.

(e)           (i) Each of the Company and any of its Subsidiaries and their directors, officers or employees acting on behalf of the Company or any Subsidiary and, to the knowledge of the Company, all of their other representatives acting on behalf of, or with respect to, the Company or any of its Subsidiaries, are, and at all times for the last three (3) years have been, in compliance in all material respects with all applicable sanctions Laws, ex-im Laws, and U.S. anti-boycott Laws (collectively, the “Trade Controls”); (ii) none of the Company or any of its Subsidiaries nor any of their directors, officers or employees acting on behalf of, or with respect to, the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their other respective Representatives acting on behalf of, or with respect to, the Company or any of its Subsidiaries, is or for the last three (3) years has been: (A) a sanctioned Person; (B) organized, resident or located in a country that is the target of comprehensive territorial sanctions; or (C) otherwise in violation of applicable Trade Controls; (iii) to the knowledge of the Company, no Governmental Authority is investigating or has, during the last three (3) years, conducted, initiated, or threatened any investigation of the Company or any of its Subsidiaries or any of their officers, directors, or employees, in connection with an alleged or possible violation of any Trade Controls;

and (iv) neither the Company nor any of its Subsidiaries has, during the last three (3) years, (A) submitted any voluntary or involuntary disclosure to any Governmental Authority or (B) conducted, or received any written notice from any Governmental Authority or any other Person of, an investigation, audit, or inquiry in connection with an alleged or possible violation of any Trade Controls.

3.10        Contracts; No Defaults.

(a)           Schedule 3.10(a) contains a listing of all Contracts described in clauses (i) through (xii) below to which any Acquired Company is a party (other than Contracts relating to insurance policies set forth on Schedule 3.15) related to the Business.  True and complete copies of the written Contracts required to be listed on Schedule 3.10(a) have been delivered to or made available to the Purchaser or its agents or representatives.

(i)            Each Contract or group of related Contracts (provided that the Seller shall not be required to list any purchase orders or statements of work entered into in the ordinary course of business and which are reasonably anticipated to involve annual payments or consideration less than $500,000 individually) (A) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Acquired Companies of more than $500,000 per annum or under which the undelivered balance of such products and services exceeds $500,000 or (B) with a Top Customer;

(ii)           Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Acquired Companies or under which any Acquired Company has loaned or invested money;

(iii)          Each Contract for the acquisition of any Equity Interests of any Person or the disposition of any assets of the Acquired Companies, in each case other than such assets that are acquired or sold in the ordinary course of business, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no (A) material obligations of the Acquired Companies ongoing or (B) material monetary or payment obligations of the Acquired Companies may reasonably become due;

(iv)          Each joint venture Contract, joint development Contract, partnership agreement or limited liability company agreement or similar Contract with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company after giving effect to the Pre-Closing Restructuring);

(v)           Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $500,000;

(vi)          Each Contract containing covenants or provisions expressly limiting the ability of the Acquired Companies to compete with any Person in any capacity, to operate at any location or to engage in any business activity;

(vii)         Each material Intellectual Property Agreement, including any license, covenant not to sue or other grant of rights to use Intellectual Property from a third party or to a third party, in each case, other than licenses for commercially available click-wrap, shrink-wrap and off-the-shelf Software that is not customized in any material respect and licensed under standard terms and nonexclusive licenses granted to customers in connection with the sale of products or services of the Business in the ordinary course of business;

(viii)        Each Contract containing a “most-favored-nation” provision;

(ix)          Each material Contract with a Governmental Authority;

(x)           Each Contract (A) governing the employment or engagement of any Acquired Company Employee or Service Provider of the Business, in each case, which provides for base compensation that exceeds $150,000 in any calendar year or (B) relating to any loan with a principal amount greater than $50,000 to any Acquired Company Employee, Service Provider of the Business, or other Affiliates of the Acquired Companies;

(xi)          Each Contract that is a collective bargaining agreement; and

(xii)         Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or any other Person pursuant to which the Acquired Companies will have any economic or material non-economic obligations after the date of this Agreement.

(b)           Schedule 3.10(b) contains a listing of all Contracts described in clauses (i) through (a)(xii) of Section 3.10(a) related to the Business to which an Affiliate of the Acquired Companies are a party and the Acquired Companies are not a party (other than Contracts relating to insurance policies set forth on Schedule 3.15) as of the date hereof.  True and complete copies of the written Contracts required to be listed on Schedule 3.10(b) have been delivered to or made available to the Purchaser or its agents or representatives.

(c)           All of the Contracts required to be listed pursuant to Section 3.10 are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Acquired Company or its Affiliate party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto.  Except as specifically set forth on Schedule 3.10, the Acquired Companies or their applicable Affiliates have in all material respects performed all of their respective obligations required to be performed by them under the Contracts required to be listed pursuant to Section 3.10(a).  (x) None of the Acquired Companies, their applicable Affiliates or, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract (including as to any claims under prior acquisitions), (y) none of the Acquired Companies or their applicable Affiliates has received any written claim or notice of material breach of or material default under any such Contract (including as to any claims under prior acquisitions) and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Acquired Companies or their applicable Affiliates.

3.11        Company Benefit Plans.

(a)           Schedule 3.11(a) sets forth a list of each material Company Transferred Plan.  With respect to each material U.S. Company Transferred Plan, the Company has furnished or made available to the Purchaser true and complete copies of, to the extent applicable, (i) the current Company Transferred Plan documents (including any summary plan descriptions); (ii) any related trust agreements, material insurance contracts, insurance policies or any funding document related to Company Transferred Plans (including the latest account statement reflecting Company Transferred Plan assets); (iii) the latest Form 5500 annual report for each U.S. Company Transferred Plan, including all schedules thereto; and (iv) any notices to or from the Internal Revenue Service or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such U.S. Company Transferred Plan within the past three (3) years.

(b)           Each Company Transferred Plan and, solely with respect to Acquired Company Employees, each Seller Retained Plan:  (i) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Plan and (ii) complies in form and in operation in all material respects with its terms and in all material respects with the requirements of the Code, ERISA and any other applicable Law.  With respect to the Company Transferred Plan and, solely with respect to Acquired Company Employees, the Seller Retained Plans, all material required contributions have been timely, and accurately made on or before their due dates under applicable Law.

(c)           None of the Company or its Subsidiaries has maintained, sponsored participated in, or contributed to, or has any liability (including on account of another trade or business in the past six (6) years, whether or not incorporated, that would be treated as a single employer with the Company pursuant to Section 414 of the Code (an “ERISA Affiliate”)) with respect to Title IV of ERISA, and no Company Transferred Plan and, solely with respect to Acquired Company Employees, no Seller Retained Plan is or has ever been subject to or incurred any liability under Title IV of ERISA.

(d)           Each Company Transferred Plan and, solely with respect to Acquired Company Employees, each Seller Retained Plan is and has been:  (i) maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority and (ii) funded in all material respects in compliance with the minimum applicable regulatory funding objectives.  With respect to each Company Transferred Plan, there are no legal proceedings pending, or to the knowledge of the Company, threatened on behalf of or against any such plan, the assets of any plan trust, or the plan sponsor or plan administrator with respect to the administration or operation of such plans, other than routine claims for benefits.  No Acquired Company has any liability to provide health or welfare benefits with respect to Service Providers who are not employees under the Company Transferred Plan (and, solely with respect to Service Providers of the Business, under any Seller Retained Plan) or otherwise.

(e)           Except with respect to any obligations arising under Part 6 of Subtitle B of Title I of ERISA, Section 4980 of the Code or similar Law, none of the Acquired Companies sponsors, maintains or contributes to any Plan that provides for post-termination or post-retirement health, medical or life insurance benefits for the benefit of any current or former Acquired Company Employee, Service Provider of the Business, or their respective dependents or beneficiaries, except as may be required by applicable Law or at the sole premium expense of the Acquired Company Employee, Service Provider of the Business, or his or her dependents or beneficiaries.

(f)            Except as set forth on Schedule 3.11(f), there is no payment or benefit, or acceleration thereof, that would reasonably be expected to be made to a current or former Acquired Company Employee, Service Providers of the Business or any ERISA Affiliate that could: (i) be characterized as a parachute payment within the meaning of Section 280G of the Code or Section 4999 of the Code and (ii) not be deductible by the Company or its Subsidiaries by reason of Section 280G of the Code.  The Acquired Companies have no obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code (or any corresponding provisions under foreign Tax Law), or any interest or penalty related thereto.  Each Company Transferred Plan and, solely with respect to Acquired Company Employees and Services Providers of the Business, each Seller Retained Plan, is and has been maintained, in form and operation, in material compliance with Section 409A of the Code, and the Acquired Companies have no obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A of the Code, or any interest of penalty related thereto.

3.12        Labor Relations.

(a)           The Company has provided Purchaser a list, correct and complete as of the date of such list, setting forth each Acquired Company Employee’s:  (i) name (or anonymized to the extent required by applicable data privacy or other Law); (ii) employing entity; (iii) city and country of employment; (iv) hire date and service date, if different; (v) position; (vi) manager’s name/management chain; (vii) annual remuneration; (viii) bonus opportunity or commissions; and (ix) leave status.

(b)           The Acquired Companies, and, with respect to the Business, the Company’s other Subsidiaries are, and have been during the past three (3) years, in compliance in all material respects with all applicable Laws with respect to employment and service (including, but not limited to, applicable Laws regarding wage and hour requirements, worker classification (including the proper classification of workers as independent contractors and the proper classification of employees as exempt or non-exempt), immigration status, workplace conduct and discrimination, employee health and safety, and collective bargaining) (collectively, “Employment Laws”).  There are no Actions pending or, to the knowledge of the Company, threatened by any current or former Acquired Company Employee, Service Provider of the Business or Governmental Authority with respect to Employment Laws.  Except as would not result in a material Liability to the Acquired Companies taken as a whole, for the past three (3) years, no Acquired Company has misclassified any Service Provider of the Business as an independent contractor, temporary employee, leased employee, crowdsource worker or other non-employee service provider. Any individual providing services to or for the Acquired Companies who is classified as an independent contractor by any Acquired Company is properly classified as an independent contractor, and in the past three (3) years, the relevant Acquired Company has fully and accurately reported each of its independent contractor’s compensation on IRS Forms 1099 (or otherwise in accordance with applicable Law) when required to do so.

(c)           Except as would not result in a material Liability to any Acquired Company, none of the Acquired Companies is liable for any: (i) arrears of wages or any penalty for failure to pay wages earned by current or former Acquired Company Employee or Service Provider of the Business in the past three (3) years; or payment due in the past three (3) years to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other employee benefits (other than routine payments to be made in the ordinary course of business).

(d)           Except as set forth on Schedule 3.12(d), (i) none of the Acquired Companies is a party to, or bound by, any collective bargaining agreement, collective bargaining relationship or other Contract with any Employee Representative Body and (ii) the consent of or consultation with any Employee Representative Body is not required for the Company to enter into this Agreement or to consummate the transactions contemplated by this Agreement.  There are no union organizing activities pending or, to the knowledge of the Company, threatened against any Acquired Company, with respect to the Business, any of the Company’s other Subsidiaries, or involving any Acquired Company Employees or Service Providers of the Business, and there have been no such activities during the last three (3) years.  There are no strikes, slowdowns, work stoppages or other labor disputes or, to the knowledge of the Company, organizational efforts by or on behalf of any Employee Representative Body against any Acquired Company, with respect to the Business, any of the Company’s other Subsidiaries, or involving any Acquired Company Employees or Service Providers of the Business, currently, or to the knowledge of the Company, pending or threatened, nor have there been any such disputes during the last three (3) years.  There are no material grievances, allegations of misclassification or unfair labor practice complaints involving any current or former Acquired Company Employees or Service Providers of the Business pending against any Acquired Company or, with respect to the Business, against any of the Company’s other Subsidiaries before the National Labor Relations Board or any other Governmental Authority.

(e)           The Acquired Companies and, with respect to the Business, the Company’s other Subsidiaries are and for the past three (3) years have been in compliance with the Worker Adjustment and Retraining Notification Act of 1988 and all similar applicable state or local Laws (collectively, the “WARN Act”).  In the ninety (90) day period prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or the Business, and none of the Company or any of its Subsidiaries has engaged in any employee layoffs or employment terminations sufficient in number to trigger notice obligations under the WARN Act.

(f)            In the last three (3) years, (i) no formal allegations of discrimination or sexual harassment have been made against any Acquired Company Employee or, to the knowledge of the Company, any Service Provider of the Business, and (ii) the Acquired Companies have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by any Acquired Company Employee or Service Provider of the Business.

3.13        Taxes.  Except as provided in Schedule 3.13:

(a)           Each of the Acquired Companies has (i) timely filed (or caused to be timely filed) all Income Tax Returns and all material non-Income Tax Returns required to be filed by it (and such Tax Returns were true, correct and complete and were prepared in substantial compliance with applicable Tax Laws) and (ii) paid (or caused to be paid) all Income Taxes and all material non-Income Taxes which are due and payable by it (regardless of whether or not shown on any Tax Return) within the time required by applicable Laws. Each of the Acquired Companies has made timely installments of Taxes required to be made by it.

(b)           The unpaid Taxes of the Acquired Companies (i) did not, as of the Interim Financial Statements, materially exceed the provision for Tax liability (other than any provision for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Interim Financial Statements and (ii) without taking into account any Pre-Closing Restructuring Taxes, do not materially exceed that provision as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.

(c)           There are no proceedings, investigations, audits pending or proposed reassessments of Tax, in each case in writing, or, to the knowledge of the Company, threatened against any of the Acquired Companies in respect of any Income Tax or other material Taxes, in each case, claimed or raised by any taxing authority. There are no matters under discussion, audit or appeal with any taxing authority relating to such Taxes. In the last three (3) years, none of the Acquired Companies has received from any federal, state, local, or non-U.S. taxing authority (including in jurisdictions where the Acquired Companies have not filed Tax Returns) any written (i) notice indicating an intent to open an Income Tax or other material Tax audit or other review, (ii) request for Income Tax or other material Tax information, or (iii) notice of deficiency or proposed adjustment for any amount of Income Tax or other material Tax proposed, asserted, or assessed by any taxing authority against the Acquired Companies.

(d)           Other than Permitted Liens, there are no Liens for material Taxes that have been imposed on any property or assets of the Acquired Companies.

(e)           All material Taxes required by any applicable Law to have been withheld from any payments made by any of the Acquired Companies have been timely and properly withheld and paid over to the appropriate taxing authorities in accordance with applicable Law (other than any such Taxes that are not yet due and payable or that are being contested in good faith and for which adequate provision has been made in accordance with GAAP).

(f)            No Acquired Company has consented to extend the time in which any amount of Tax may be assessed or collected by any taxing authority, other than any such extensions that are no longer in effect or that were obtained in the ordinary course of business as the result of extending the due date of a Tax Return.

(g)           In the last three (3) years, no written claim been made by any taxing authority in any jurisdiction in which an Acquired Company does not file Tax Returns, that such

Acquired Company, is or may be subject to taxation by that jurisdiction or is required to file a Tax Return in such jurisdiction.

(h)           None of the Acquired Companies has had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to taxation in any country other than the country of its formation.

(i)            In the last three (3) years, none of the Acquired Companies has participated or engaged in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of applicable state, local or non-U.S. Tax Law).

(j)            No Acquired Company is a party to or bound by any Tax allocation, Tax sharing or Tax indemnification agreement that remains in effect, other than any such agreement (i) entered into in the ordinary course of business, the primary of purpose of which does not relate to Taxes or (ii) between or among the Company and its Subsidiaries.

(k)           In the last two (2) years, No Acquired Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or 361 of the Code or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(l)            All Tax deficiencies that have been claimed, proposed, or asserted in writing by any taxing authority against any of the Acquired Companies have been fully paid or finally settled (other than such Tax deficiencies that are being contested in good faith and for which adequate provision has been made in accordance with GAAP).

(m)          No Acquired Company (i) has been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return (other than a group of which the Company or any Acquired Company was the common parent),  (ii) has liability for Taxes of another Person (other than a Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. federal, state or local Tax Law), (iii) has any material liability for Taxes of another Person (other than another Acquired Company) by reason of having been a member of a consolidated, combined or unitary group under any non-U.S. Tax Law, or (iv)  has any material liability for Taxes of another person as a transferee or successor, by operation of Law or by Contract (other than any Contract entered into in the ordinary course of business, the primary of purpose of which does not relate to Taxes).

(n)           None of the Acquired Companies has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the period described in Section 897(c)(1)(A)(ii) of the Code.

(o)           In the last five (5) years, no Acquired Company has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. No Acquired Company has transferred any material intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code. There is no current plan or intention by any Oldco to distribute,  directly or indirectly, to any U.S. Person, any of the consideration received by it in Steps 1 or 3-6 of the Pre-Closing Restructuring, as described in Exhibit B hereto.

(p)           All material transactions engaged in by each of the Acquired Companies (including the transactions comprising the Pre-Closing Restructuring) were carried out at arm’s length terms to the extent required under applicable Tax Laws and each of the Acquired Companies (i) has complied with the provisions of Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provision of state, local or non-U.S. Tax Law, as applicable) and (ii) is not subject to any material redistribution, reapportionment, reallocation, recharacterization, or adjustment pursuant to Section 482 of the Code or any corresponding provision of state, local or non-U.S. Tax Law.

(q)           No Acquired Company will be required to include any material item of income in, or exclude any material deduction from, Taxable income for any Taxable period (or portion thereof) beginning on or after the Closing Date as a result of any: (i) change in method of accounting made, or the use of an improper method of accounting, prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income Tax law), private letter agreement or similar binding agreement with any taxing authority entered into by any Acquired Company prior to the Closing; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding provision of state, local or non-U.S. income Tax law) occurring prior to the Closing; (iv) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business; or (v) installment sale or open transaction disposition made prior to the Closing outside of the ordinary course of business.  None of the Acquired Companies have agreed in writing to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or non-U.S. Law) by reason of a change in accounting method.  None of the Acquired Companies use the cash method of accounting for income Tax purposes.

(r)            Each Acquired Company has collected all material sales, value-added, use or similar Taxes, required to be collected by it under applicable Tax Laws and has remitted such Taxes to the appropriate taxing authority on a timely basis.

(s)            Each Acquired Company is treated as a corporation for U.S. federal income tax purposes.

(t)            The Shares do not derive their value, or the greater part of their value, from land, buildings, minerals, rights, interests or other assets relating to mining or minerals or the search for minerals or exploration or exploitation rights in Ireland.

(u)           None of the Acquired Companies has applied for or accepted (i) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act or (iii) any material loan or funds pursuant to any similar programs in any foreign jurisdictions.  Schedule 3.12(f) is an accurate and complete listing of any material Tax deferrals or material Tax credits (other than deferral of “applicable employment taxes” under Section 2302 of the CARES

Act)  any Acquired Company has taken pursuant to the CARES Act or any other corresponding or similar provision of other applicable Law with respect to Taxes.

(v)           The representations and warranties contained in Sections 3.13(a)(i) and (ii), 3.13(b)(i), 3.13(c), 3.13(g) and 3.13(l) are also made with respect to the Oldcos; provided that for this purpose each such representation or warranty is qualified in its entirety by materiality.

Nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating loss, capital loss, Tax credit or other Tax Attribute of the Acquired Companies.

3.14        Brokers’ Fees.  Except for Morgan Stanley & Co. LLC, no broker, finder, investment banker or other Person is entitled to any matured or unmatured brokerage fee, finders’ fee or other similar commission, for which the Purchaser or the Acquired Companies would be liable in connection with the transactions contemplated by this Agreement or any prior acquisitions by the Acquired Companies, in each case based upon arrangements made by the Acquired Companies or any of their Affiliates.

3.15        Insurance.  Schedule 3.15 lists all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Business (other than a Plan).  True and complete copies of such insurance policies have been made available to the Purchaser.  All such insurance policies are legal, valid, binding and in full force and effect, and none of the Seller nor any of its Subsidiaries has received any written notice from any insurer under any such insurance policies regarding the cancellation or amendment of any such policy, and no default exists under such insurance policies.  All premiums due under such policies have been paid when due, and the insurance coverage provided by any such policies will not terminate or lapse by reason of this Agreement or any other agreements contemplated hereby or any of the transactions contemplated hereby or thereby.

3.16        Real Property.

(a)           The Acquired Companies do not own, and have never owned, any real property.

(b)           Schedule 3.16(b) includes a true and complete list of (i) all real property leases under which the Seller or any of its Subsidiaries leases any real property with respect to the Business from another person and a description of the real property leased thereunder (the “Leased Real Property”) and (ii) any agreement under which any Acquired Company leases any real property to another Person.  The Seller or one its Subsidiaries has, and, following the Pre-Closing Restructuring, an Acquired Company will have, either a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, or a right of use under the Transition Services Agreement with respect to all Leased Real Property, subject to the Remedies Exception and any Permitted Liens.  The Leased Real Property is in good operating condition and repair and during the past three (3) years has been reasonably maintained consistent with generally accepted standards for such real property (giving due account to the age and length of use of the same, ordinary wear and tear excepted), and is adequate and suitable for its current use.

3.17        Intellectual Property.

(a)           Schedule 3.17(a) sets forth a true and complete list of all Registered Business Intellectual Property, setting forth for each item, as applicable, (i) the record owner, and, if different, the legal owner and beneficial owner of such item; (ii) the jurisdiction in which such item is issued, registered or pending; (iii) the issuance, registration, filing or application date and serial or identification number of such item; and (iv) for domain names, the registrant, the registrar, and the expiration date.  The Business Intellectual Property (A) has not been nor been instructed by the Company or any of its Subsidiaries to be abandoned or canceled; and (B) has been maintained effective by all requisite filings and renewals.

(b)           The Company or one of its Subsidiaries and, at the Closing after giving effect to the Pre-Closing Restructuring, an Acquired Company is the exclusive owner of each item of Business Intellectual Property, free and clear of all Liens except Permitted Liens.  The Business Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable.  The Company and its Subsidiaries own and have the right to use and, at the Closing, after giving effect to the Pre-Closing Restructuring and taking into account the services to be provided under the Transition Services Agreement, the Acquired Companies will own or have the right to use any and all Intellectual Property necessary for the operation of the Business as currently conducted.

(c)           No Actions have been brought in the last three (3) years or are pending or, to the knowledge of the Company, threatened against the Acquired Companies or, with respect to the Business, any of the Company’s other Subsidiaries alleging infringement, misappropriation or other violation of the Intellectual Property of any other Person, or asserting any invalidity, misuse or unenforceability of any Business Intellectual Property, or challenging the ownership, the right to use, sell, distribute, license, sublicense, or the validity, scope or enforceability of, any Business Intellectual Property. The conduct of the Business does not and, during the past three (3) years, has not infringed, misappropriated or otherwise violated the Intellectual Property of any other Person, and during the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice alleging that the conduct of the Business infringes, misappropriates, or otherwise violates the Intellectual Property of any other Person (including any notice inviting the Company or any of its Subsidiaries to take a license under any patent of any other Person that is alleged or purported to be used in the conduct of the Business or to consider the applicability of any Intellectual Property of any other Person to the conduct of the Business).  To the knowledge of the Company, the Business Intellectual Property is not currently being infringed, misappropriated or otherwise violated by any Person.

(d)           Ownership of all material Intellectual Property created, developed, enhanced, improved or modified by former and current employees, consultants, advisors, agents and independent contractors employed or engaged by the Business on behalf of, and in the scope of their respective employment or engagement with, the Company or one if its Subsidiaries has vested in the Company or one of its Subsidiaries by operation of applicable Law or has been assigned to the Company or one of its Subsidiaries.  To the knowledge of the Company, at no time during and in the course of the conception of or reduction to practice of any Intellectual Property in connection with the Business was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority, educational institution or private third party source; performing research sponsored by any Governmental

Authority, educational institution or private third party source; utilizing the facilities of any Governmental Authority or educational institution; or subject to any employment agreement or invention assignment agreement or similar obligation with any Person other than the Company or one of its Subsidiaries with respect to such conception or reduction to practice activities such that any such Governmental Authority, educational institution or private third party source has any ownership interest or rights to any such Intellectual Property.

(e)           Each of the Company and any of its Subsidiaries has taken reasonable measures to protect and maintain the confidentiality and value of all confidential information, trade secrets, know-how and other Intellectual Property included in the Business Intellectual Property, including the source code for any Business Software.  No confidential information, trade secrets or other confidential Business Intellectual Property have been disclosed by the Company or any of its Subsidiaries or discovered by any Person except to Persons under a legal or fiduciary duty of confidentiality or pursuant to appropriate, valid and binding non-disclosure and/or license agreements that obligate such Person to keep such confidential information, trade secrets or other confidential Business Intellectual Property confidential both during and after the term of such agreement.

(f)            Schedule 3.17(f) sets forth a list of all proprietary Business Software that is owned by (as opposed to licensed by) the Company or any of its Subsidiaries.

(g)           Except as set forth on Schedule 3.17(g), no Public Software is, forms part of, has been used in connection with the development of, is incorporated into, in whole or in part, any proprietary Business Software, in each case in a manner or relation that imposes an obligation to disclose any proprietary source code of any such Business Software, distribute such Business Software at no charge, or grant any Person a license to any Intellectual Property of the Business.

(h)           No source code of Business Software intended to be owned by an Acquired Company according to the Pre-Closing Restructuring has been delivered or licensed to any other Person (other than employees and third-party contractors providing software development or quality assurance services), or is subject to any source code escrow or assignment obligation.

(i)            The Business Systems: (i) are adequate for the conduct of the Business as currently conducted; (ii) have not in the past three (3) years malfunctioned or failed in any material respect other than malfunctions and failures that have been remediated in all material respects without material disruption to the Business; and (iii) to the knowledge of the Company, do not contain any Malicious Code in any material respect.  The Company and its Subsidiaries have taken commercially reasonable technical, physical and organizational steps to protect the confidentiality, integrity and security of the Business Systems (and all information and transactions stored or contained therein or transmitted thereby) from Malicious Code and from unauthorized use, access, interruption, modification or corruption in all material respects.  The Company and its Subsidiaries have commercially reasonable data backup, data storage, material system redundancy and disaster recovery plans, as well as a commercially reasonable business continuity plan.  To the knowledge of the Company, during the past three (3) years, there have been no material and unauthorized intrusions or breaches of security with respect to the Business Systems, or any Actions initiated or threatened against the Company or any of its Subsidiaries with regard to the use or maintenance of the Business Systems.

3.18        Data Privacy.

(a)           The Company and its Subsidiaries (with respect to the Business) have complied at all times in all respects with all applicable rules, policies and guidelines (whether internal or external facing, and including website privacy policies) of the Company and such Subsidiaries governing the use of Personal Information and Sensitive Personal Information, and applicable to the Business (collectively, the “Privacy Policies”).  All Personal Information and Sensitive Personal Information collected and processed by the Company and its Subsidiaries in connection with the Business in the past three (3) years has been collected and processed in a manner consistent with and in accordance with the applicable Privacy Policies and in accordance with all applicable Laws.  In the last three (3) years the Company and its Subsidiaries (with respect to the Business) have made all data privacy-related disclosures to employees, users, and other Persons required by all applicable Laws, and none of such disclosures have been in violation of any such applicable Laws.

(b)           The operation of the Business and the Business Systems by or on behalf of the Company and its Subsidiaries, the content thereof, and the use, collection, storage and dissemination of Personal Information and Sensitive Personal Information in connection therewith or otherwise in connection with the Business, have not in the past three (3) years violated, and do not violate, any applicable Laws or any Person’s right of privacy or publicity.  There is no Action pending, asserted or, to the knowledge of the Company, threatened against any Acquired Company or, with respect to the Business, any of the Company’s other Subsidiaries alleging a violation of any Privacy Policy, or a Person’s privacy, personal or confidentiality rights under any applicable Laws, rules, policies or procedures, including with regard to the collection or processing of Personal Information and Sensitive Personal Information and, to the knowledge of the Company, no valid basis exists for any such Action.

(c)           Each Acquired Company and, with respect to the Business, any of the Company’s other Subsidiaries has in the past three (3) years: (i) complied with all applicable Laws with respect to the collection, transfer, use, storage, dissemination, maintenance and processing of Personal Information and Sensitive Personal Information and any terms of use or other published policies of Persons in cases where data is obtained from such Persons; (ii) complied with applicable provisions of agreements to which the Company or one of its Subsidiaries is a party dealing with Personal Information and Sensitive Personal Information; (iii) directly collected or lawfully received all Personal Information and Sensitive Personal Information from a Person who had the right to provide such data to the Company or one of its Subsidiaries; and (iv) maintained any records with respect to the collection and processing of data (including Personal Information and Sensitive Personal Information) in accordance with applicable Law.

(d)           With respect to all data (including Personal Information and Sensitive Personal Information) gathered or accessed in the course of the operation of the Business, each Acquired Company and, with respect to the Business, each of the Company’s other Subsidiaries has at all times taken all reasonable measures (including implementing and monitoring compliance with reasonable measures with respect to administrative, physical and technical security) to protect such data against unauthorized access, use, modification or disclosure, accidental or unlawful loss or destruction, or other misuse, and to the knowledge of the Company in the past three (3) years there has been no unauthorized access or other misuse of such data.

(e)           The negotiation, execution and consummation of this Agreement and the transactions contemplated herein, and any disclosure and/or transfer of information by the Company or any of its Subsidiaries in connection therewith has not breached or otherwise caused any violation of any rules, policies or procedures or any applicable Laws relating to privacy, data protection or the collection or use of Personal Information, Sensitive Personal Information or other data.

3.19        Environmental Matters.  The Acquired Companies and, with respect to the Business, each of the Company’s other Subsidiaries are, and have during the past three (3) years been, in compliance with all Environmental Laws in all material respects.  The Acquired Companies and, with respect to the Business, each of the Company’s other Subsidiaries hold and are, and have during the past three (3) years been, in compliance with all Permits required under applicable Environmental Laws to permit the Acquired Companies and, with respect to the Business, each of the Company’s other Subsidiaries to occupy their real property and operate their assets in a manner in which they are now operated and maintained and to conduct the Business, except where the absence of or failure to comply with any such permit would not reasonably be expected to result in material liability to the Business.  Following the consummation of the Pre-Closing Restructuring, the Acquired Companies will hold all such material Permits.  There are no written claims or notices of violation pending against the Acquired Companies or, with respect to the Business, the Company’s other Subsidiaries, and none of Acquired Companies or, with respect to the Business, the Company’s other Subsidiaries has received any other notices alleging material violations of or material Liability under any Environmental Law.  To the knowledge of the Company, none of the Acquired Companies or, with respect to the Business, the Company’s other Subsidiaries has released any Hazardous Material at or on any of the Leased Real Property, so as to give rise to any material liabilities of the Business pursuant to any Environmental Law.

3.20        Absence of Changes.

(a)           Since January 1, 2020, there has not been any Material Adverse Effect.

(b)           Except as set forth on Schedule 3.20 and except in connection with the Pre-Closing Restructuring, since January 1, 2020, Company and its Subsidiaries have conducted the Business in the ordinary course of business and have used commercially reasonable efforts to (i) maintain and preserve intact their respective lines of business and goodwill associated therewith and (ii) maintain their respective rights and franchises and preserve satisfactory relationships with Governmental Authorities, employees and material customers, suppliers, distributors, contractors, creditors, licensors and licensees.

(c)           Without limiting the generality of Section 3.20(a), and except as set forth on Schedule 3.20 or as expressly contemplated by this Agreement (including the Pre-Closing Restructuring) or required by applicable Law, since June 1, 2020, none of the Acquired Companies nor, with respect to the Business or any Acquired Company, any of the Company’s other Subsidiaries has:

(i)            borrowed any indebtedness under existing credit lines, except in the ordinary course of business;

(ii)           mortgaged, pledged or subjected to any material Lien, any material portion of its assets, except Permitted Liens;

(iii)          sold, assigned or transferred any material portion of its tangible assets, other than sales of inventory in the ordinary course of business;

(iv)          sold, assigned, transferred or licensed any material Business Intellectual Property other than in the ordinary course of business;

(v)           allowed to lapse or abandoned any material Registered Business Intellectual Property;

(vi)          issued any Equity Interests;

(vii)         (A) sold or transferred any of its Equity Interests in any of the Acquired Companies or (B) amended any organizational documents of an Acquired Company;

(viii)        (A) failed to make capital investments in the ordinary course of business or (B) entered into capital investment commitments, which are reasonably expected to become payable after the Closing, in excess of $500,000;

(ix)          declared, set aside or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its equity securities;

(x)           made any material loan to, or entered into any other material transaction with, any of its directors or executive officers outside the ordinary course of business; or

(xi)          entered into any employment contract providing for a base salary in excess of $150,000 per year;

(xii)         commenced or settled, compromised, failed to exercise, waived or released any Action involving an amount in excess of $500,000 for any one Action or $1,000,000 in the aggregate;

(xiii)        granted any discounts or credits to customers in excess of $2,500,000;

(xiv)        (A) amended the terms of, or waived any material rights under, or terminated any Contract required to be listed on Schedule 3.10(a) or Schedule 3.10(b) or any Contract that, if in effect on the date hereof, would have been required to be listed on such schedules or (B) except for Contracts listed on Schedule 3.10(a) or Schedule 3.10(b), entered into any Contract that would be required to be listed on such schedules, in the case of each of the foregoing clauses (A) and (B), other than in the ordinary course of business;

(xv)         terminated, materially modified or failed to renew any material Permit;

(xvi)        canceled, reduced or failed to renew any insurance coverage;

(xvii)       made any material change in any accounting practices or principles (except as required by applicable Law);

(xviii)      made, changed, or revoked any material Tax election, changed any annual Tax accounting period, adopted, elected, or changed a method of Tax accounting, amended any Income Tax Return, filed any claim for Tax refunds, entered or terminated any Contract in respect of Taxes with any taxing authority, settled any income or other material Tax claim, audit, assessment, or requested any written ruling relating to Taxes; or

(xix)        entered into a binding commitment to do any of the foregoing.

3.21        Affiliate Matters.  Except as set forth on Schedule 3.21 and except for employment-related arrangements entered into in the ordinary course of business, no executive officer, director or Affiliate of the Acquired Companies or, to the knowledge of the Company, any individual in such executive officer’s or director’s immediate family is a party to any material agreement, contract, commitment or transaction with the Acquired Companies or has any material interest in any material property owned by the Acquired Companies.

3.22        Assets.

(a)           Except as set forth on Schedule 3.22(a), the assets, rights, personnel, equipment and properties owned, leased, employed or licensed by the Acquired Companies, after giving effect to the Pre-Closing Restructuring and taking into account the services provided under the Transition Services Agreement, constitute all of the tangible or intangible assets, rights, personnel and properties necessary to operate the Business in all material respects as currently conducted and as conducted during the one year period ended prior to the date hereof.

(b)           After giving effect to the Pre-Closing Restructuring, an Acquired Company owns good title to all of the material personal property shown to belong to the Business on the balance sheet included in the Interim Financial Statements (except for such personal property sold or disposed of subsequent to the date of such balance sheet in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

3.23        Top Customers.  Schedule 3.23 sets forth the six (6) largest customers of the Business (measured by revenues) for each of the calendar years 2018 and 2019 and the nine (9)-month period ended on September 30, 2020 (the “Top Customers”).  Except as set forth on Schedule 3.23, since January 1, 2019, neither the Company nor any of its Subsidiaries has, as of the date hereof, received from any Top Customer a written notice stating that such customer intends to terminate or change materially, in a manner adverse to the Business, its relationship with the Business (excluding any routine written communications from such a customer seeking or stating its intent to seek a reduction in the price it pays for the products it acquires from the Business).

3.24        No Additional Representation or Warranties.  Except as provided in this Article 3 or Article 5, none of the Seller, the Acquired Companies nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchaser or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser or its Affiliates.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company that:

4.01        Organization and Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder.

4.02        Authorization; No Breach; Valid and Binding Agreement.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and the transaction documents contemplated hereby and, subject to the filings, consents and approvals described in Section 4.03, to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action, and no other organizational proceedings on the part of the Purchaser are necessary to authorize the execution, delivery or performance of this Agreement.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby do not conflict with, constitute a default under, result in a breach or violation of, require any consent under, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Purchaser under, the provisions of the Purchaser’s certificate or article of incorporation or formation, bylaws or limited liability company agreement (or equivalent organizational documents) or any material contract to which the Purchaser is party, except as would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Purchaser and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by the Remedies Exception.

4.03        Governmental Consents.  No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser with respect to the Purchaser’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and (b) compliance with any applicable securities Laws.

4.04        Litigation.  There are no Actions pending or, to the Purchaser’s knowledge, threatened against the Purchaser, at law or in equity, before or by any Governmental Authority which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.  The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Authority.

4.05        Brokerage.  No broker, finder, investment banker or other Person is entitled to any matured or unmatured brokerage fee, finders’ fee or other similar commission, for which the Seller or any of its Affiliates would be liable in connection with the transactions contemplated by this Agreement, in each case based upon arrangements made by the Purchaser or any of its Affiliates.

4.06        Financing.  The Purchaser has sufficient unrestricted cash on hand and available credit facilities to enable the Purchaser to consummate on a timely basis the transactions contemplated by this Agreement, including to pay all amounts payable by the Purchaser pursuant to Section 1.04 and Section 1.05 and all of the Purchaser’s related fees and expenses, in each case in accordance with the terms hereof.  In no event shall the receipt by, or the availability of any funds or financing to, the Acquired Companies or the Purchaser or any of its Affiliates or any other financing be a condition to the Purchaser’s obligation to consummate the transactions contemplated hereunder.

4.07        Solvency.  Assuming the representations and warranties set forth in Article 3 and Article 5 are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).

4.08        No Other Representations or Warranties.  Other than the representations and warranties set forth in this Article 4, none of the Purchaser nor any of its directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, the Seller or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, the Seller or their Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that:

5.01        Organization and Power.  The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder.

5.02        Authorization; No Breach; Valid and Binding Agreement.  The Company has all requisite power and authority to execute and deliver this Agreement and the transaction documents contemplated hereby and, subject to the approvals described in Section 3.04, to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action, and no other organizational proceedings on the part of the Seller are necessary to authorize the execution, delivery or performance of this Agreement.  Except as set forth on Schedule 5.02, the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not conflict with, constitute a default under, result in a breach or violation of, require any consent under, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Seller under, the provisions of the Seller’s certificate of formation or limited liability company agreement or any material contract to which the Seller is party, except as would not have a material adverse effect on the Seller or its ability to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by the Remedies Exception.

5.03        Ownership of Shares.  The Seller is the record owner of one hundred percent (100%) of the issued and outstanding Shares.  On the Closing Date, the Seller will transfer to the Purchaser and, upon consummation of the Closing, the Purchaser will acquire from the Seller good and marketable title to the Shares free and clear of all Liens and restrictions on transfer, other than any restrictions under the Securities Act and applicable state securities Laws.

5.04        Brokerage.  Except for Morgan Stanley & Co. LLC, no broker, finder, investment banker or other Person is entitled to any matured or unmatured brokerage fee, finders’ fee or other similar commission, for which the Purchaser or the Acquired Companies would be liable in connection with the transactions contemplated by this Agreement or any prior acquisitions by the Acquired Companies, in each case based upon arrangements made by the Seller or any of its Affiliates.

5.05        Pre-Closing Restructuring.  Prior to the Closing, the Seller will have consummated the Pre-Closing Restructuring, pursuant to and in accordance with the Pre-Closing Restructuring Documents.

5.06        No Other Representations or Warranties.  Except as provided in this Article 5, none of the Seller nor any of its directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchaser or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser or its Affiliates.

ARTICLE 6

COVENANTS OF THE COMPANY AND THE SELLER

6.01        Conduct of the Business.

(a)           During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the other Acquired Companies and, with respect to the Business, its other

Subsidiaries to, conduct the Business in the ordinary course of business and use commercially reasonable efforts to (i) maintain and preserve intact their respective lines of business and goodwill associated therewith and (ii) maintain their respective rights and franchises and preserve satisfactory relationships with Governmental Authorities, employees and material customers, suppliers, distributors, contractors, creditors, licensors and licensees.

(b)           During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise provided for by this Agreement (including the Pre-Closing Restructuring), required by applicable Law or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Acquired Companies and, with respect to the Business, its other Subsidiaries not to take any action which would be required to be disclosed on Schedule 3.20 (except to the extent already disclosed thereon).

6.02        Access to Books and Records.

(a)           During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall provide the Purchaser and its authorized representatives with reasonable access during normal business hours and upon reasonable notice to the executive officers, key employees and books and records of the Business as may be reasonably requested by the Purchaser in connection with the transactions contemplated by this Agreement; provided that (i) such access does not interfere with the normal operations of the Business, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for such access shall be directed to the Chief Executive Officer of the Company or such other Person(s) as the Company may designate in writing from time to time (collectively, the “Designated Contacts”), and (iv) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser or any of its representatives if such access or disclosure (A) would cause significant competitive harm to the Business if the transactions contemplated by this Agreement are not consummated, (B) would waive any legal privilege or (C) would be in violation of applicable Laws of any Governmental Authority (including the HSR Act and all applicable foreign competition Laws) or the provisions of any agreement to which any Acquired Company is a party or with respect to the Business; provided, further, that if the Company does not provide or cause to be provided information in reliance on clause (iv) of this sentence, then the Company shall (I) promptly provide a written notice to the Purchaser stating that it is withholding information in reliance thereon and (II) take reasonable actions or implement arrangements (which could include, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of third parties, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make information available to Purchaser or its representatives to the extent reasonably possible.  Other than the Designated Contacts or as expressly provided in the preceding sentence, the Purchaser is not authorized to and shall not (and shall cause its employees, agents, advisors, counsel, representatives and Affiliates not to) contact any officer, director, employee, customer, supplier, distributor, lessee, lessor, lender, noteholder or other material business relation of the Business in connection with the transactions contemplated by this Agreement prior to the Closing without the prior written consent of the Company.

(b)           From and after the Closing, in order to facilitate the resolution of any claims made against or incurred by the Purchaser or its Affiliates by third parties (other than the Seller and its Affiliates)  in respect of the period prior to the Closing, for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Acquired Companies or the Business relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records as the Purchaser may from time to time reasonably request; provided that the Seller shall notify the Purchaser at least forty-five (45) Business Days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing in order to provide the Purchaser the opportunity to copy such books and records in accordance with this Section 6.02(b).  In addition, from and after the Closing, in order to facilitate the resolution of any claims made against or incurred by the Purchaser or any of its Affiliates by third parties (other than the Seller and its Affiliates), the Seller shall make reasonably available to the Purchaser and its representatives those employees of the Seller and its Subsidiaries whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the Purchaser or its Affiliates, at the Purchaser’s sole expense, in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes.

(c)           The Seller shall use commercially reasonable efforts to arrange a call among representatives of the customer set forth on Schedule 6.02(c) and representatives of the Purchaser at a mutually acceptable time as soon as reasonably practicable after the date hereof and, in any event, prior to the Closing.

(d)           Within three (3) Business Days from the date of this Agreement, the Company shall provide to the Purchaser information about the Acquired Company Employees’ employment status (i.e., exempt or non-exempt and full-time or part-time).

6.03        Termination of Affiliated Agreements and Intercompany Accounts.  The Seller and the Company shall take all actions necessary to terminate, pay-off or eliminate prior to the Closing all transactions, obligations, contracts, commitments, arrangements or agreements between the Acquired Companies, on one hand, and the Seller or its Affiliates (other than the Acquired Companies), on the other hand, including those listed on Schedule 3.21 other than those items thereon marked with an asterisk (“*”).  Additionally, the Seller will take or cause to be taken such actions and make or cause to be made such payments as may be necessary so that, as of the Closing, there will be no intercompany obligations or liabilities between an Acquired Company, on the one hand, and the Seller or any of its Affiliates (other than the Acquired Companies), on the other hand (other than pursuant to this Agreement and the other agreements contemplated hereby).  If any transactions, obligations, contracts, commitments, arrangements required to be terminated, paid-off or eliminated prior to the Closing pursuant to this Section 6.03 have not been so terminated, paid-off or eliminated, then the Seller shall cause such action to be taken after the Closing.

6.04        Resignations.  The Seller shall deliver to the Purchaser written resignations, effective as of the Closing Date, of the officers and the manager of the Acquired Companies, to be designated by the Purchaser at least five (5) Business Days prior to the Closing.

6.05        IPO Assistance.  From the date of this Agreement until the consummation of the Purchaser’s initial public offering, so long as such initial public offering occurs within twelve (12) months following the Closing Date (or the earlier termination of this Agreement), subject to the limitations set forth in this Section 6.05, the Seller shall, and shall cause the Acquired Companies and the Company’s other Subsidiaries to, use commercially reasonable efforts to (a) provide information (financial or otherwise) relating to the Acquired Companies or the Business to the Purchaser to the extent reasonably requested by the Purchaser in connection with the Purchaser’s preparation and submission or filing of a registration statement, prospectus or other filing or submission with the SEC and Canadian securities regulatory authorities (collectively, the “Registration Statement”) that is customarily, or reasonably requested by the underwriters participating in the IPO to be, included therein, in connection with the initial public offering of Equity Interests in the Purchaser (the “IPO”), including information related to Acquired Companies and the Business described in Item 303 to Regulation S-K under the Securities Act of 1933, as amended for the period covered by the Financial Statements, (b) obtain customary comfort letters from the Seller’s independent public accounting firm with respect to the Financial Statements and other financial information related to the Acquired Companies and the Business included in the Registration Statement, (c) cause the Seller’s independent public accounting firm to consent to the inclusion or incorporation of their audit reports and opinions with respect to the Financial Statements in the Registration Statement, (d) cause the Seller’s independent public accounting firm to cooperate with Purchaser and its representatives and advisors (including the underwriters participating in the IPO and their advisors) in diligence in connection with the IPO, including by participating in accounting due diligence sessions, (e) consent to the use of names, trademarks, service marks and logos of the Acquired Companies or the Business in connection with the IPO (provided that such names, trademarks, service marks and logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Acquired Companies or the Business or the reputation or goodwill of any of them), (f) cooperate and make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, including representatives and advisors of the Seller, and documents and information relating to the Acquired Companies and the Business , in each case, as may be reasonably requested by the Purchaser and its representatives and advisors (including the underwriters participating in the IPO and their advisors) in connection with due diligence related to the Acquired Companies and the Business, or as may be requested by the SEC or any Canadian securities regulatory authority in connection with the IPO, (g) issue a public statement substantially in the form set forth on Schedule 6.05 (subject to such changes as are reasonably agreed by the Parties in light of the actual circumstances at the relevant time) confirming the Seller’s obligations under Article 8 with respect to the Specified Matter (as defined in the Disclosure Schedules) and stating that the Specified Matter is unrelated to the Business and (h)  provide to the Purchaser (i) a trial balance sheet of the Company as of November 30, 2020, by no later than December 20, 2020, (ii) the management results (excluding a balance sheet, but including a calculation of EBITDA and net income before taxes) of the Company as of December 31, 2020, by no later than January 13, 2021, and (iii)  the consolidated unaudited financial statements of the Company as of December 31, 2020 and for the period then ended (but excluding any footnotes or tax provisions) by no later than January 20, 2021; provided that, in the case of this clause (h), such obligations shall not include any responsibility for taking into account purchase accounting in the creation of such financial statements.  If the Closing has not occurred prior to February 10, 2021, the Seller shall on or prior to February 10, 2021, deliver the 2020 Financial Statements to the Purchaser.  Following the date hereof and prior to Closing, the Seller shall, and shall cause the Acquired Companies and the Company’s other Subsidiaries to, take all commercially reasonable efforts to cause its Subsidiaries and the Seller’s independent public accounting firm to prepare the 2020 Financial Statements such that the 2020 Financial Statements will be completed on or prior to February 10, 2021.  For purposes of Section 6.05(a) through Section 6.05(f) the term “Financial Statements” shall include such 2020 Financial Statements.  Notwithstanding Section 6.05 or anything else in this Agreement, the Purchaser will promptly, upon request by the Seller, reimburse the Seller, as applicable, for all out-of-pocket fees, costs and expenses (including fees and expenses of the Seller’s independent public accounting firm) incurred by the Seller, the Acquired Companies and their respective Affiliates and advisors in connection with their compliance with Section 6.05(a) through Section 6.05(d), Section 6.05(f) and Section 6.05(h) or with the preparation of the 2020 Financial Statements.  Notwithstanding Section 6.05 or anything else in this Agreement, the Purchaser affirms that the consummation of the IPO is not a condition to the Closing or to any of its other obligations under this Agreement.

6.06        Exclusivity.  Each of the Company and the Seller shall not (and shall cause their respective Affiliates and each of its and their respective officers, directors and representatives not to) directly or indirectly (a) solicit, initiate, facilitate or encourage the submission of any inquiry, proposal or offer from any third party relating to any direct or indirect, merger, consolidation, reorganization, acquisition of any equity interests in, or assets (other than for sales of assets in the ordinary course of business) of, the Company or the Seller, as applicable, or any of their respective Subsidiaries (including any acquisition structured as a merger, consolidation or exchange) (any such proposal or offer, an “Acquisition Proposal”), (b) engage, continue or participate in any discussions or negotiations regarding, or furnish or cause to furnish any information with respect to, any Acquisition Proposal, (c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (d) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement with any third party relating to any Acquisition Proposal or (e) resolve to propose or agree to do any of the foregoing.  Without limiting the generality of the foregoing, the Company and the Purchaser shall and shall cause their respective Subsidiaries to, and shall cause their respective officers, directors, representatives and Affiliates to cease and cause to be terminated any existing activities, including discussions or negotiations with any Person, conducted prior to the date hereof explicitly related to any Acquisition Proposal.

6.07        Section 280G.

(a)           Parachute Payment Waiver.  Prior to the initiation of the requisite stockholder approval procedure under Section 6.07(b), to the extent any current or former Acquired Company Employee, Out-of-Scope Employee or Service Provider of the Business has any right to receive any payments or benefits that could constitute “parachute payments” under Section 280G of the Code, the Company shall seek to obtain a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code (a “Parachute Payment Waiver”) from each such Acquired Company Employee, Out-of-Scope Employee or Service Provider of the Business whom the Company reasonably believes is a

“disqualified individual” (within the meaning of Section 280G of the Code), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 6.07(b), and who the Company believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code.  The Company shall provide to Purchaser, no less than five (5) Business Days prior to the Closing Date, the applicable Parachute Payment Waiver.  Prior to soliciting such waivers and approval under Section 6.07(b), the Company shall provide drafts of such waivers and stockholder approval materials to the Purchaser for its review and comment (which review and comment will not be unreasonably withheld, conditioned or delayed).

(b)           280G Stockholder Approval.  No less than five (5) Business Days prior to the Closing Date, to the extent any Acquired Company Employee, Out-of-Scope Employee or Service Provider of the Business has any right to receive any payments or benefits that could constitute “parachute payments” under Section 280G of the Code, after obtaining any Parachute Payment Waivers under Section 6.07(a), the Company shall seek to obtain the approval (“280G Stockholder Consent”) of its direct and indirect stockholders in accordance with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments or benefits provided pursuant to the Contracts that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 6.07(a), could reasonably be expected to otherwise result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code.

6.08        Termination of Company Transferred Plans. If reasonably requested by the Purchaser, as of at least ten (10) Business Days prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall use commercially reasonable efforts to seek approval from the board of directors of the Company to terminate or cause to be terminated any Company Transferred Plan so requested to be terminated; provided that the termination of such Company Transferred Plan is capable of termination without any material liability to the Seller and its Subsidiaries or material impact on the retained employees of the Company and its Subsidiaries. The Company and the Purchaser shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and the Company shall provide Purchaser a reasonable opportunity to review and comment on all such documentation (which review and comment shall not be unreasonably delayed or withheld).

6.09        Pre-Closing Restructuring.

(a)           Notwithstanding anything to the contrary set forth herein, the Seller shall use reasonable best efforts to cause the restructuring steps described in Exhibit B (the “Pre-Closing Restructuring”) to be taken as soon as reasonably practicable following the date hereof.   The Seller shall, and shall cause its Subsidiaries to, conduct the Pre-Closing Restructuring in compliance with all applicable Laws.

(b)           The Seller shall (i) keep the Purchaser reasonably informed about the process, status and timetable of the Pre-Closing Restructuring, including for the avoidance of doubt, any proposed updates to the proposed steps to effect such Pre-Closing Restructuring and

(ii) consult with, and consider any comments by, Purchaser (and its advisors) in good faith prior to finalizing the Pre-Closing Restructuring.  Prior to the execution of any transaction document related to, or in connection with, the Pre-Closing Restructuring (such documents collectively, the “Pre-Closing Restructuring Documents”) by the Seller or any of its Subsidiaries or any material amendment of any Contract with a counterparty of the Business, the Seller shall provide a draft of such Pre-Closing Restructuring Document or amendment to the Purchaser and provide the Purchaser a reasonable opportunity to review, comment on and approve such draft Pre-Closing Restructuring Document or amendment.  For greater clarity, and notwithstanding any other provision of this Section 6.09, the Seller shall not (i) make any alteration, update or modification to the Pre-Closing Restructuring steps described in Exhibit B, or (ii) enter into the Pre-Closing Restructuring Documents, in each case without the prior written consent of the Purchaser (so long as such consent is not to be unreasonably withheld, conditioned or delayed).

(c)           As soon as reasonably practicable following the date hereof, the Seller shall, and shall cause its Subsidiaries to, give any notices and use commercially reasonable efforts to obtain as promptly as reasonably practicable such approvals, authorizations or consents of other Persons that may be required for the assignment, conveyance or transfer of a Contract or other interest or asset contemplated to be assigned, conveyed or transferred by an Acquired Company or a Retained Company, as applicable (such Person, the “Restructuring Assignor”), to a Retained Company or an Acquired Company, as applicable (such Person, the “Restructuring Assignee”), as part of the Pre-Closing Restructuring (such Contract or other interest or asset, a “Restructuring Asset”).  For the avoidance of doubt, it is the intention of the parties that, subject to Section 6.09(e), the Transferred Assets will include customer Contracts and arrangements (the “Customer Arrangements”) to the extent such arrangements relate to the Business.

(d)           If any required approval, authorization or consent required for the assignment, conveyance or transfer of a Restructuring Asset contemplated to be assigned, conveyed or transferred as part of the Pre-Closing Restructuring cannot be obtained in accordance with Section 6.09(c), then the Seller shall, subject to Section 6.09(b), use commercially reasonable efforts to cause the implementation of an alternative agency-type arrangement pursuant to which, to the fullest extent practicable and net of applicable Taxes, the economic and other claims, rights and benefits of such Restructuring Asset are provided to the intended Restructuring Assignee of such Restructuring Asset and such intended Restructuring Assignee bears all costs and Liabilities contemplated to be borne by such intended Restructuring Assignee with respect to such Restructuring Asset.  If a Restructuring Asset cannot be assigned or transferred without a release of the Restructuring Assignor’s Liability related to such Restructuring Asset or if an arrangement of the type contemplated in the preceding sentence is implemented, then the related transaction agreement shall provide that the intended Restructuring Assignee of such Restructuring Asset shall indemnify the Restructuring Assignor for any Liability contemplated (in accordance with the terms of this Agreement) to be borne by the intended Restructuring Assignee of such Restructuring Asset with respect to such Restructuring Asset.

(e)           Subject to Section 6.09(b), any Customer Arrangement that is only partially intended to be assigned as part of the Pre-Closing Restructuring (such Contract, a “Shared Restructuring Contract”) shall be assigned only with respect to (and preserving the meaning of) those parts that are intended to be assigned to the applicable Restructuring Assignee, if so assignable or appropriately amended, so that the intended Restructuring Assignee will be

(i) entitled to the rights and benefits of those parts of the Shared Restructuring Contracts that are intended to be assigned and (ii) be responsible for the Liabilities contemplated (in accordance with the terms of this Agreement) to be assumed by such intended Restructuring Assignee with respect to such Shared Restructuring Contracts.  If any Shared Restructuring Contract cannot be assigned by its terms or otherwise, or cannot be amended, without any approval, authorization or consent, and such approval, authorization or consent cannot be obtained in accordance with Section 6.09(c) or if it is otherwise not practical to assign a Shared Restructuring Contract in part, then, until the earlier of such time as such approval, authorization or consent has been obtained or a renegotiation of such Shared Restructuring Contract and execution of new Contracts with the related counterparties shall have been concluded, the Seller shall, and shall cause its Subsidiaries to, establish an alternative agency-type arrangement pursuant to which, to the fullest extent practicable and net of applicable Taxes, (A) the economic and other claims, rights and benefits of such Shared Restructuring Contract intended to be provided to an intended Restructuring Assignee are provided to such intended Restructuring Assignee and such intended Restructuring Assignee bears all costs and Liabilities contemplated (in accordance with the terms of this Agreement) to be borne by such intended Restructuring Assignee with respect to such Shared Restructuring Contract and (B) all other rights and Liabilities under such Shared Restructuring Contract are retained by the applicable Restructuring Assignor.

(f)            Notwithstanding anything in this Agreement to the contrary, to the extent that the Pre-Closing Restructuring is not completed in full prior to the Closing, the Seller’s obligations under Section 10.06(a) shall include taking any actions following the Closing to complete the Pre-Closing Restructuring.

6.10        License.

(a)           The Seller hereby grants, and shall cause its Affiliates to grant, to the Purchaser and its Affiliates (including the Acquired Companies) (collectively, the “Purchaser Licensees”) a non-exclusive, perpetual, worldwide, irrevocable, non-transferable (other than in connection with a transfer or sale of the Business or a portion thereof; provided, that an assignment in part with any partial transfer or sale of the Business shall only extend to the portion of the Business transferred or sold), royalty-free and fully paid-up license, with the right to sublicense (solely in accordance with the types of sublicenses granted by the Business in the twelve (12) months prior to the Closing, which, for the avoidance of doubt, shall include third party service providers acting at the direction of any of the Purchaser Licensees (and not for the independent benefit of any such third party service provider) and customers in connection with the purchase of goods or services), to use, reproduce, display, perform, create derivative works of, and to use, make, have made, sell, offer to sell, and import and products or services under, any Licensed Intellectual Property (as defined below), solely in connection with the operation of the Business (together with the reasonable and natural evolution of the Business in the field of providing data preparation services and software to enterprises to train and improve the performance of digital advertising engines, search algorithms, speech applications, and other artificial intelligence engines).  To the extent any Licensed Intellectual Property constitutes a trade secret or confidential information, the Purchaser Licensees shall, and shall require their sublicensees and other representatives to, maintain the same in confidence (using the same degree of care it or they use for their own trade secrets and confidential information, but no less than a reasonable degree of care) and use the same only in connection with the scope of the license set forth above.

Notwithstanding the foregoing, such obligation to maintain Licensed Intellectual Property that constitutes a trade secret or confidential information in confidence shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Purchaser Licensee in violation of this Section 6.10 or any other confidentiality obligation to which it is bound or (ii) is obtained by a Purchaser Licensee on a non-confidential basis from a third-party that, to such Purchaser Licensee’s knowledge, was not legally or contractually restricted from disclosing such information.  In the event that a Purchaser Licensee is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or other applicable Law or the rules of any public securities exchange) to disclose any Licensed Intellectual Property that constitutes a trade secret or confidential information, such Purchaser Licensee may disclose the same provided that, to the extent permitted to do so by applicable Law, Purchaser Licensee shall notify the Seller promptly of the request or requirement so that the Seller may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 6.10.  For purposes of this Section 6.10, “Licensed Intellectual Property” means any Intellectual Property (i) owned or purported to be owned by Seller or any of its Affiliates and not included in the Transferred Assets (but specifically excluding from the licensed Intellectual Property any Excluded Names, other trademarks or service marks, domain names, and social media accounts or handles), and (ii) that is used or held for use in the conduct of the Business in the twelve (12) month period prior to the Closing.

(b)                                 The foregoing license includes, for the avoidance of doubt, the right for the Purchaser Licensees to make and have made modifications, enhancements, derivative works and improvements (“Purchaser Improvements”) to the Licensed Intellectual Property, and as between the parties hereto, any and all such Purchaser Improvements shall be owned by the Purchaser or its Affiliates (including the Acquired Companies), as applicable, without any duty of disclosure or accounting to the Seller or its Affiliates.  During the six (6) months after the Closing Date, the Seller shall make and shall cause its Affiliates to make available to the Purchaser, promptly following the Purchaser’s reasonably specific written request for any particular documentation embodying or reflecting the Licensed Intellectual Property, copies of documentation in its or their possession that embodies or reflects the Licensed Intellectual Property (subject to reasonable redaction of any proprietary information or content not comprising Licensed Intellectual Property).   The Purchaser will be entitled to one copy, and if available, an electronic copy, of each such document not already in Purchaser’s or its Affiliates’ (including the Acquired Companies’) possession as of the Closing Date, subject to redaction in accordance with the preceding sentence.

(c)                                  To the extent the Transferred Assets include any Intellectual Property (but specifically excluding any trademarks or service marks, domain names, and social media accounts or handles) used in the conduct of the Business and in the Seller Business as of the Closing Date, then the Acquired Companies hereby grant to Seller and its Affiliates (other than the Acquired Companies) a license under such Intellectual Property in the field of the Seller Business of even scope with that set forth in, and subject to the same terms and conditions set forth in, Section 6.10(a) and Section 6.10(b), mutatis mutandis, provided that, for the avoidance of doubt, the field of such license shall not extend to the field of providing data preparation services and software to enterprises to train and improve the performance of digital advertising engines, search algorithms, speech applications, and other artificial intelligence engines.

6.11                        Insurance Matters.  From the date hereof until the Closing, the Seller shall promptly notify each insurance carrier of any insurance policy held by the Seller or any of its Subsidiaries for the benefit of the Business of any claim relating to the Business that reasonably could be expected to be covered under such insurance policy.  In addition, prior to the Closing, the Seller shall use its commercially reasonable efforts to cause the Lionbridge Group’s cyber insurance policy to be amended or endorsed (or shall obtain run-off coverage), at the Purchaser’s expense, to provide insurance coverage for the Acquired Companies with respect to occurrences prior to the Closing for a period of six (6) years following the Closing.  Following the Closing, upon the Purchaser’s reasonable request and only to the extent that the applicable insurance policies provide any coverage, the Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, after the Closing, on behalf of the Purchaser and its Affiliates, at the Purchaser’s sole cost and expense, file, notice and otherwise continue to pursue any claims (including using commercially reasonable efforts to assert and maintain such claims) and recover proceeds under the terms of any insurance policies for any covered loss, Liability or damage under such insurance policies arising out of an occurrence prior to the Closing or arising out of an act, error or omission that forms the basis of a claim made against the Business prior to the Closing.  To the extent the Seller or any of its Subsidiaries receives a cash payment following the Closing from any insurance carrier for any such insurance claims, then the Seller shall promptly remit any such cash payment to the Purchaser; provided, however, that such cash payment shall be (i) reduced by the amount of any applicable deductibles and copayment provisions, any out-of-pocket costs of collection or any payment or reimbursement obligations of the Seller or any of its Subsidiaries in respect thereof and (ii) net of the amount of any related Tax costs.

6.12                        Restricted Transactions.  The Seller covenants and agrees that it will not, for as long as the indemnity obligations set forth in Section 8.02(b) and Section 8.02 (c) in respect of Taxes survive pursuant to Section 8.04(a), (a) distribute or dividend 50% or more of the assets of the Seller Business (in one or in a series of transactions) (including any constructive dividends or other transactions that result in a transfer for materially less than fair market value to any of its direct or indirect equity holders or any of their Affiliates or associates), (b) sell or transfer, or permit any Subsidiary to sell or transfer, directly or indirectly, by operation of law or otherwise, 50% or more of the assets of the Seller Business (in one or in a series of transactions) or (c) enter into any agreement or arrangement that is designed or intended to materially and adversely affect the ability of the Purchaser to enforce its indemnification or other rights under this Agreement; provided, however, that the foregoing limitations set forth in clauses (a) and (b) shall cease to apply if (i) the Seller sells or otherwise transfers assets of the Seller Business to another Person at least as creditworthy as the Seller and provides the Purchaser with reasonable evidence of the creditworthiness of such Person, (ii) proper provisions (which shall include direct enforcement rights in favor of the Purchaser) are made in documentation reasonably acceptable to the Purchaser that such Person will be responsible for all of the Seller’s remaining obligations under this Agreement and (iii) the Seller provides the Purchaser with at least 15 days’ advance notice of any proposed sale or transfer contemplated by the foregoing clause (i).  For the avoidance of doubt, nothing in this Agreement shall prevent, restrict or otherwise limit (y) the ability of the Seller and its Subsidiaries to sell or transfer, directly or indirectly, the equity interests or assets of the “games” division of the Seller Business (it being understood and agreed that such division does not constitute all or substantially all of the assets of the Seller Business) or (z) a sale or transfer of the equity of the Seller by its equityholders that does not otherwise contravene the provisions in clauses (a) through (c).

ARTICLE 7

COVENANTS OF THE PURCHASER

7.01                        Access to Books and Records.  From and after the Closing, in order to facilitate the resolution of any claims made against or incurred by the Seller or its Subsidiaries by third parties (other than the Purchaser and its Affiliates)  in respect of the period prior to the Closing, for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Purchaser’s document retention policy, the Purchaser shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records as the Seller may from time to time reasonably request; provided that the Purchaser shall notify the Seller at least forty-five (45) Business Days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 7.01.  In addition, from and after the Closing, in order to facilitate the resolution of any claims made against or incurred by the Seller or any of its Affiliates by third parties (other than the Purchaser and its Affiliates), the Purchaser shall make reasonably available to the Seller and its representatives those employees of the Purchaser and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the Seller or its Affiliates, at the Seller’s sole expense, in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes.

7.02                        Director and Officer Liability and Indemnification.

(a)                                 For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit any Acquired Company to, amend, repeal or otherwise modify any provision in such Acquired Company’s certificate of incorporation or bylaws relating to the exculpation or indemnification of any managers, directors and/or officers from the form of such provisions as of immediately prior to the Closing (unless required by Law) for any period prior to the consummation of the Closing, it being the intent of the parties that the managers, directors and officers of the Acquired Companies shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by Law for any period prior to the consummation of the Closing.

(b)                                 In addition to the other rights provided for in this Section 7.02, and not in limitation thereof, from and after the Closing, the Company shall, and the Purchaser shall cause the Acquired Companies to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to the Purchaser or the Acquired Companies), current and former managers, directors and officers of the Acquired Companies (each, a “D&O Indemnitee”) against all D&O Expenses (as defined below), in respect of any Losses or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a manager, director or officer of the Acquired Companies and arising out of acts or omissions occurring at or prior to the Closing (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where an Acquired Company has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor (provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification under applicable Law), in each case of clause (i) and (ii), to the extent the relevant D&O Indemnitee is entitled to indemnification (or advancement thereof) under the organizational documents of an Acquired Company or an indemnification or employment agreement with or relating to an Acquired Company.  Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied.  For the purposes of this Section 7.02(b), “D&O Expenses” means attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude Losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c)                                  At the Closing or without undue delay therafter, the Purchaser shall, or shall cause the Acquired Companies to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Acquired Companies’ current insurance carrier with respect to directors’ and officers’ liability insurance and related coverages that are under the same policy, in an amount and scope at least as favorable as the Acquired Companies’ existing policies with respect to matters existing or occurring at or prior to the Closing; provided, however, that in no event shall the Purchaser or the Acquired Companies be required to pay in any one year more than 300% of the current annual premium paid by the Seller and its Subsidiaries for the directors’ and officers’ liability insurance (as apportioned to the Business); provided, further, that if the annual premiums of the directors’ and officers’ liability insurance exceed such amount, the Purchaser or the Acquired Companies shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  The Purchaser shall not, and shall cause the Acquired Companies not to, cancel or change such insurance policies in any respect.  For the avoidance of doubt, the costs of such insurance policies shall not constitute Transaction Expenses.

(d)                                 The D&O Indemnitees are express and intended third-party beneficiaries of the provisions of this Section 7.02 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

7.03                        Employment and Benefit Arrangements.  From and after the Closing, the Purchaser shall, or shall cause the Acquired Companies to, honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, programs, policies, contracts, arrangements and agreements that are sponsored or maintained by the Business or to which any of the Acquired Companies is a party, as such plans, programs, policies, contracts, arrangements and agreements are in effect on the date hereof (it being understood that this Section 7.03 shall not be deemed to prohibit the Purchaser from amending, modifying, replacing or terminating such arrangements in accordance with their terms or applicable Law following the Closing).  For the period commencing at Closing and ending on December 31, 2021, the Purchaser shall, or shall cause the Acquired Companies to, provide to all employees of the Business who are employed by an Acquired Company immediately after the Closing and the Direct Transfer Employees (“Continuing Employees”) (a) base salary or wage rate and bonus and incentive opportunities that are substantially comparable in the aggregate to the base salary or wage rate and bonus and incentive opportunities provided to similarly-situated employees of the Purchaser and (b) benefits that are substantially comparable in the aggregate to the benefits provided to similarly-situated employees of the Purchaser.  The Purchaser shall use its reasonable best efforts to cause the Continuing Employees to receive service credit for all purposes under any benefit or compensation plans, programs, policies, contracts, agreements and arrangements sponsored by the Purchaser or any of its Affiliates (including the Acquired Companies) in which the Continuing Employees participate or may become eligible to participate following the Closing (other than any equity-based plan or arrangement) (the “Purchaser Plans”).  The Purchaser shall waive or cause to be waived any applicable waiting periods, pre-existing condition exclusions or actively-at-work requirements under the Purchaser Plans for the Continuing Employees and their dependents and shall give such Continuing Employees credit under the Purchaser Plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which the Closing occurs.  The Purchaser agrees that the Purchaser and the Acquired Companies (following the Closing) shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

7.04                        Employee Matters.  The Purchaser and the Seller shall cooperate before and after Closing to (a) exchange information as needed to ensure timely compliance with the WARN Act or any federal, state, local or foreign Law with respect to any plant or office closing, layoff or relocation occurring after the Closing as a result, in whole or in part, of any action taken by the Purchaser or the Company on or after the Closing and (b) to the extent transferable under applicable Law, cause the transfer of any visas of Continuing Employees from the Acquired Companies to the Purchaser, to the extent necessary to ensure that the Continuing Employees who are on work visas may continue to provide services to the Purchaser and its Subsidiaries after Closing.

7.05                        No Third-Party Beneficiaries; No Amendment.  Nothing contained in this Agreement shall confer upon any Continuing Employee any right to continued employment with the Acquired Companies, nor shall anything herein interfere with the right of the Acquired Companies to relocate or terminate the employment of any of the Continuing Employees at any time after the Closing Date.  Without limiting Section 12.10, no Person (including Acquired Company Employees, Out-of-Scope Employee or Service Provider of the Business) who is not a party hereto shall have any third-party beneficiary rights with respect to any provision of this Agreement, including Article 6 or this Article 7.  Nothing contained in this Agreement shall be deemed to constitute an amendment to any Company Transferred Plan or Purchaser Plan, or prevent or, subject to compliance with Section 7.03, interfere with the right of Purchaser (including, after the Closing, the Acquired Companies) to amend, modify, supplement or terminate any employee benefit plan or arrangement in accordance with its terms.

7.06                        Name Change.

(a)                                 Within two (2) months following the Closing Date, the Purchaser shall take, or cause to be taken, all action necessary to be taken by the Purchaser and the Acquired Companies to amend each Acquired Company’s governing documents so as to delete therefrom the names “Lionbridge,” “LBT,” “LTI,” “Gengo” or any confusingly similar words or confusingly similar derivatives thereof (the “Excluded Names”) and will file, as promptly as practicable, such documents as are necessary to reflect such name change in the appropriate jurisdiction of incorporation of each Acquired Company and in all other jurisdictions in which the Acquired Companies are qualified to do business.

(b)                                 Purchaser acknowledges that the Excluded Names are and shall remain the property of the Seller or its Affiliates (excluding the Acquired Companies) and that nothing in this Agreement shall transfer, or shall operate as an agreement to transfer, any right, title or interest in the Excluded Names to the Purchaser or any of its Affiliates (including, after the Closing, the Acquired Companies).  Except as otherwise permitted in the proviso to this sentence, following the Closing, the Purchaser shall, and shall cause all of its applicable Affiliates (including the Acquired Companies) to, cease all use of the Excluded Names; provided that the Purchaser and its Affiliates (including the Acquired Companies) will have, and Seller hereby grants thereto, the limited, non-exclusive right to use the Excluded Names during the period from the Closing Date until six (6) months following the Closing Date solely in a manner consistent with the operation of the Business prior to the Closing (including, for the avoidance of doubt, solely with respect to products and services marketed and sold by the Business prior to the Closing), and such activities shall be conducted in at least as high a level of quality as conducted prior to the Closing Date.  Without limiting the generality of any of the foregoing, the Purchaser and its Affiliates (including the Acquired Companies) shall, except as permitted under this Section 7.06, within six (6) months following the Closing Date, (i) cease all use of any of the Excluded Names on or in connection with all stationery, business cards, purchase orders, lease agreements, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature and (ii) complete the removal of the Excluded Names from all products.

(c)                                  The Purchaser, for itself and its Affiliates (including, following the Closing, the Acquired Companies), agrees that after the Closing Date, the Purchaser and its Affiliates (including the Acquired Companies) shall not expressly, or by implication, do business as or represent themselves under the Excluded Names (except as permitted pursuant to this Section 7.06).

7.07                        R&W Insurance Policy.  The Purchaser shall use commercially reasonable efforts to cause the R&W Insurance Policy to be issued promptly after the Closing (in accordance with the terms of the binder thereof) and remain in full force and effect thereafter, including, without limitation: (a) complying with and maintaining the R&W Insurance Policy in full force and effect, (b) paying when due all premiums, fees, costs and Taxes payable thereunder and (c) satisfying on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy.  The R&W Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller or its Affiliates, or any former or current general or limited partners, stockholders, managers, members, directors, officers and employees of any of the foregoing with respect to any claim made by any insured thereunder (except for Fraud).  The Purchaser and its Affiliates shall not terminate, cancel, amend, waive or otherwise modify the R&W Insurance Policy or any of the coverage thereunder in a manner that is materially adverse to the Seller prior to, at or at any time after the Closing.  A copy of the R&W Policy shall be delivered to the Seller at or promptly following the Closing.

7.08                        Acknowledgment of the Purchaser.  The Purchaser acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies or the Business, and the Purchaser has relied on the results of its own independent investigation and the representations and warranties of the Seller expressly and specifically set forth in Article 3 and Article 5 of this Agreement, as qualified by the Disclosure Schedules hereto.  Such representations and warranties by the Seller set forth in Article 3 and Article 5 of this Agreement constitute the sole and exclusive representations and warranties of or regarding the Seller and the Company to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser (i) understands, acknowledges and agrees that it has not relied upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Acquired Companies or the Business, or the quality, quantity or condition of the Acquired Companies’ assets or in respect of the accuracy or completeness of any information regarding the Acquired Companies or the Business furnished or made available to the Purchaser and its representatives) and (ii) waives any right the Purchaser may have against the Seller or the Company with respect to any inaccuracy in any representation, warranty, statement or information referenced in the foregoing clause (i) or with respect to any omission, on the part of the Seller, the Company or any representative thereof, of any potentially material information other than the representations and warranties expressly set forth in Article 3 and Article 5 of this Agreement.  The Seller and the Company do not make or provide, and the Purchaser hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, or condition of the Acquired Companies’ assets or any part thereof.  In connection with the Purchaser’s investigation of the Business, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.  Accordingly, the Purchaser hereby acknowledges that none of the Seller (or any of its members), the Company or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.  The Purchaser further agrees that none of the Seller (or any of its members), the Company or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners or agents), will have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, or any information, document or material made available to the Purchaser or its Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other representatives in that certain Project Simba Lionbridge AI management presentation dated August 2020 used in connection with meetings between the Purchaser and the Company, in certain “data rooms” and online “data sites,” in management interviews, or in any other form in expectation or anticipation of the transactions contemplated by this Agreement.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.01                        Survival.

(a)                                 The representations and warranties of the Company and the Seller set forth in this Agreement or in any instrument delivered in connection with this Agreement shall not survive the Closing.  Each of the representations and warranties of the Company and the Seller set forth in this Agreement or in any instrument delivered in connection with this Agreement shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Company or the Seller.  The covenants and agreements of the Company and the Seller set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance prior to the Closing (other than the covenants set forth in Section 6.05) shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort, at law or in equity) may be brought after the Closing with respect thereto against the Company or the Seller.  The covenants set forth in Section 6.05 shall survive the Closing for a period of one year.  Each covenant or agreement herein requiring performance at or after the Closing (together with the covenants set forth in Section 6.05, the “Surviving Covenants”), shall, in each case, expressly survive the Closing.  Notwithstanding the foregoing, the limitations set forth in this Section 8.01 shall not apply in the case of Fraud.

(b)                                 The Purchaser acknowledges and agrees that the agreements contained in this Section 8.01 are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 8.01 the Company and the Seller would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

8.02                        Indemnification by the Seller.  From and after the Closing, the Purchaser and its Affiliates and their respective officers, directors, employees, agents, attorneys, accountants, representatives, successors and permitted assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller from and against any and all Losses actually incurred by a Purchaser Indemnified Party (including, for the avoidance of doubt, all Losses incurred defending any third party claims that could give rise to an actually incurred indemnifiable Loss to such third party), to the extent directly or indirectly arising out of or resulting from (a) any breach or nonfulfillment of any Surviving Covenant by the Seller, (b) any Excluded Liability, (c) any Pre-Closing Restructuring Taxes or (d) any Transaction Expenses not taken into account in the Preliminary Statement.

8.03                        Indemnification by the Purchaser.  From and after the Closing, the Seller and its Affiliates and their respective officers, directors, employees, agents, attorneys, accountants, representatives, successors and permitted assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser from and against any and all Losses actually incurred by a Seller Indemnified Party (including, for the avoidance of doubt, all Losses incurred defending any third party claims that could give rise to an actually incurred indemnifiable Loss to such third party), to the extent directly or indirectly arising out of or resulting from (a) any breach or nonfulfillment of any Surviving Covenant by the Purchaser or the Company or (b) any Liability assumed by an Acquired Company as part of the Pre-Closing Restructuring in accordance with Section 6.09.

8.04                        Limitation on Indemnification.  Notwithstanding anything herein to the contrary:

(a)                                 The indemnification obligations of the Seller with respect to any claims pursuant to Section 8.02(b) or Section 8.02 (c) relating to Taxes in any applicable Tax jurisdiction shall terminate on the date that is the sixtieth (60th) day after the date upon which any liability for such Taxes is barred by the applicable statutes of limitations in the applicable jurisdiction (taking into account any tolling periods or extensions thereof, whether automatic or permissive) (such date, the “Tax Expiration Date”).  For the avoidance of doubt, the indemnification obligations under Section 8.02(b) (to the extent not related to Taxes) and Section 8.03(b) shall survive indefinitely.

(b)                                 The amount of any Loss shall be calculated net of any insurance proceeds or payments from a third party, net of direct collection expenses, received by an Indemnified Party on account of such Loss, and net of any Tax Benefits attributable to the Loss giving rise to the applicable indemnification claim actually realized by the Indemnified Party in the Taxable period in which the amount of such Loss is determined, any prior Taxable period, or in the immediately succeeding three (3) Taxable periods.  In the event that an insurance or third party recovery is received by an Indemnified Party, or an Indemnified Party actually realizes any Tax Benefits attributable to such Loss in the Taxable period in which the amount of such Loss is determined, in any prior Taxable period, or in the immediately succeeding three (3) Taxable periods, with respect to any Losses for which the Indemnified Party has received an indemnification payment from (or on behalf of) the Indemnifying Party hereunder, then a refund equal to the amount of the recovery (or the amount of such Tax Benefit, if applicable), less the reasonable and documented costs and expenses of obtaining such recovery, shall be paid promptly to the Indemnifying Party.  For purposes hereof, “Tax Benefit” means, with respect to any Loss, (x) the net amount of any cash refund received for Taxes previously paid or (y) any reduction in actual liability for Taxes that would have otherwise been paid in cash and that is attributable to such Loss, calculated on a with and without basis.  Notwithstanding any other provision of this Section 8.04(b), for purposes of determining whether an Indemnified Party has realized a Tax Benefit attributable to any Loss under the Tax Law of any particular Tax jurisdiction, in no event shall there be taken into account any such Tax Benefit realized by such Indemnified Party after the Tax Expiration Date for such Tax jurisdiction.

(c)                                  The Indemnified Party shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Losses that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to the Article 8, including taking commercially reasonable measures to attempt to recover any insurance proceeds available to offset such Losses under insurance policies maintained by the Indemnified Party (including the R&W Insurance Policy).

(d)                                 Notwithstanding any other provision of this Agreement to the contrary, the Seller will have no obligation to indemnify any Purchaser Indemnified Party from and against any Losses (i) for Taxes of any Person that are attributable to any taxable period (or portion thereof) beginning after the Closing Date, except to the extent such Taxes constitute Excluded Liabilities or Pre-Closing Restructuring Taxes, (ii) that are duplicative of amounts reflected in the final determination of the Purchase Price or the adjustment thereto in accordance with Section 1.05, or (iii) to the extent any net operating loss, capital loss, Tax credit or Tax carryforward attributable to any Pre-Closing Tax Period is available to offset such Losses or Taxes, or (iv) that are attributable to (A) any transaction outside the ordinary course of business entered into by Purchaser or the Acquired Companies on the Closing Date after the Closing (other than in respect of Excluded Liabilities), (B) any financing or refinancing arrangements entered into at any time by or at the direction of the Purchaser or any other transactions entered into by or at the direction of the Purchaser that are not expressly contemplated by any Transaction Document, (C) the unavailability in any Taxable period (or portion hereof) beginning after the Closing Date of any Tax Attribute, or (D) any breach of Section 10.01 by the Purchaser.

(e)                                  Notwithstanding anything in this Agreement to the contrary, the Seller shall not have any liability for any consequential, incidental, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, diminution of value, or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, to the extent arising out of or related to the IPO (it being understood and agreed that nothing in this Section 8.04(e) is intended to imply that Seller would otherwise have liability under this Agreement for consequential, incidental, special or indirect damages absent a finding of such liability by a court of competent jurisdiction).

8.05                        Notice of Loss; Third-Party Claims.

(a)                                 An Indemnified Party shall give the Indemnifying Party written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) calendar days of such determination, describing the nature of the claim and all relevant facts and circumstances relating thereto (to the extent then known), including copies of all notices and documents received by the Indemnified Party related thereto, and stating the amount of the Loss, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure.

(b)                                 If an indemnification claim notified pursuant to Section 8.05(a) arises out of any Action, audit, demand or assessment by a third party (each, a “Third-Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim, at its expense, and, if it so elects, to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) calendar days of the receipt of the relevant claim notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to control the defense of such Third-Party Claim if such Third-Party Claim (i) is brought by a material customer of the Business or the Purchaser or (ii) seeks injunctive relief.  If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim the Indemnified Party may participate in such defense at its own expense; provided, however, that the Indemnifying Party shall be liable for such reasonable legal expenses if (A) the Third-Party Claim relates to or arises in connection with any criminal Action or (B) the Indemnifying Party has failed or is failing to prosecute and defend vigorously the Third-Party Claim.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, without expense (other than reimbursement of reasonable and documented out-of-pocket expenses), on a mutually convenient basis, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party elects to direct the defense of any such claim or proceeding in accordance with this Section 8.05, the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld, conditioned or delayed) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim.  If the Indemnifying Party elects not to assume the defense of any such claims or proceeding pursuant to this Section 8.05, and the Indemnified Party proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnifying Party shall have the right to participate in the settlement, or assume or reassume, the defense of such claims or proceeding.

(c)                                  The Indemnified Party shall not settle any matter relating to a Third-Party Claim or make an admission of fact with a comparable effect without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Conversely, in exercising its right of control in accordance with Section 8.05(b), the Indemnifying Party shall not settle a Third-Party Claim or admit a fact with a comparable effect without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent (i) such settlement solely requires payment of monetary relief, which the Indemnifying Party agrees to pay in full and (ii) the Indemnifying Party acknowledges its responsibility under this Agreement for the ensuing Losses, or such settlement provides for the unconditional release of the Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim.

(d)                                 If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 8.05 or, after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above), and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 8.05; provided that the Indemnifying Party may participate in such defense at its sole expense.

8.06                        Escrow.  Any payments required to be made to a Purchaser Indemnified Party pursuant to Section 8.02(c) shall, in each case, be made first by resorting to the Escrow Funds (to the extent any Escrow Funds remain in the Escrow Account at the time of such claim), and second, if the remaining Escrow Funds are insufficient to satisfy the entire amount of such payments to be made to such Purchaser Indemnified Party or if the Escrow Funds have already been fully released, then to the Seller, subject, in each case, to the limitations set forth in this Agreement, including Section 8.04.  If, upon the resolution of a claim under Section 8.02(c), a Purchaser Indemnified Party is entitled to indemnification from the Escrow Funds, the Purchaser and the Seller shall jointly instruct the Escrow Agent to disburse from the Escrow Funds the amount of indemnification to which such Purchaser Indemnified Party is entitled (or, if less than such amount, the full remainder of the Escrow Funds) to the Purchaser or such Purchaser Indemnified Party.

8.07                        Tax Treatment.  To the extent permitted by Law, the parties hereto agree to treat all payments made under this Article 8 or under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for all Tax purposes.

8.08                        Exclusive Remedy.  From and after the Closing, (a) this Article 8 shall be the sole and exclusive remedy of the Indemnified Parties (including the Purchaser and the Seller) against the parties hereto in connection with this Agreement and the transactions contemplated hereby, (b) neither the Purchaser nor the Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement except pursuant to the indemnification provisions set forth in this Article 8 and (c) each party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (i) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (ii) otherwise relating to the subject matter of this Agreement, in each case, that it may have against the other party hereto under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article 8; provided, however, that nothing in this Section 8.08 shall (A) limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 1.05 or Section 12.17, (B) limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to the Transition Services Agreement or (C) limit any claims based on Fraud.

ARTICLE 9

TERMINATION

9.01                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Purchaser and the Seller;

(b)                                 by the Purchaser, if there has been a material violation or breach by the Seller or the Company of any covenant, representation or warranty contained in this Agreement in a manner that the closing condition set forth in Section 2.01(a) or Section 2.01(b) would not be satisfied, and, if capable of being cured, shall not have been cured by the Seller or the Company, as applicable, prior to the earlier of (i) fifteen (15) Business Days after receipt by the Seller of written notice thereof from the Purchaser and (ii) the End Date; provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to the Purchaser at any time that the Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder in a manner that at such time the closing condition set forth in Section 2.02(a) or Section 2.02(b) would not be satisfied;

(c)                                  by the Seller, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement in a manner that the closing condition set forth in Section 2.02(a) or Section 2.02(b) would not be satisfied, and, if capable of being cured, shall not have been cured by the Purchaser prior to the earlier of (i) fifteen (15) Business Days after receipt by the Purchaser of written notice thereof from the Seller and (ii) the End Date; provided that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to the Seller at any time that the Seller or the Company has violated, or is in breach of, any covenant, representation or warranty hereunder in a manner that at such time the closing condition set forth in Section 2.01(a) or Section 2.01(b) would not be satisfied;

(d)                                 by the Purchaser, if the transactions contemplated by this Agreement have not been consummated on or before 11:59pm on December 31, 2020 (as such date may be extended pursuant to this Section 9.01(d), the “End Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if the Purchaser’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date; provided, however, if three (3) Business Days prior to the End Date, all of the conditions to Closing contained in Article 2 have been satisfied other than one or more of the closing conditions set forth in Section 2.01(d), Section 2.01(e), Section 2.02(d) and Section 2.02(e) (collectively, the “Regulatory Closing Conditions”) (and other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing were to occur on the End Date), then either the Purchaser or the Seller may, by written notice to the other party delivered prior to the receipt of a valid notice of termination from such other party, extend the End Date until April 30, 2021 in order to provide additional time for such Regulatory Closing Conditions to be satisfied; or

(e)                                  by the Seller, if the transactions contemplated by this Agreement have not been consummated on or before the End Date; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if the Seller’s or the Company’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date.

9.02                        Effect of Termination.  In the event of any valid termination of this Agreement by the Purchaser or the Seller as provided in Section 9.01, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 9.02, Section 10.05, Section 10.09, Article 11 and Article 12 shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and (b) absent an intentional (in the sense that such action was both intentional and known, or should have been known, to be a violation of this Agreement) breach of this Agreement prior to such termination, for which the breaching party shall not be relieved of any liability therefor, there shall be no liability or obligation on the part of the Purchaser, the Seller or the Company to any other party hereto with respect to this Agreement; provided that, notwithstanding clause (b) of this Section 9.02, liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the parenthetical contained in clause (a) of this Section 9.02.

ARTICLE 10

ADDITIONAL COVENANTS

10.01                 Tax Matters.  The provisions of this Section 10.01 shall govern the allocation of responsibility as between the Purchaser and the Acquired Companies, on the one hand, and the Seller, on the other hand, for certain Tax matters following the Closing:

(a)                                 Responsibility for Filing Pre-Closing Tax Returns.  The Seller shall, at Purchaser’s sole expense, prepare and timely file, or cause to be prepared and timely filed, all Income Tax Returns for the Acquired Companies for Pre-Closing Tax Periods (other than Straddle Periods, which are governed by Section 10.01(b) hereof) that are filed or are required to be filed after the Closing Date (the “Seller Prepared Tax Returns”).  All such Seller Prepared Tax Returns shall be prepared in a manner that is consistent with the past customs, practices and accounting methods of the Acquired Companies; provided that the positions taken on any such Seller Prepared Tax Returns shall be supported by at least a “more likely than not” position under applicable Law.  The Company shall make a timely and proper election pursuant to Treasury Regulation Section 1.1502-95(c) to apportion fifty percent (50%) of the consolidated Section 382 limitation, and each element thereof (the value element, the adjustment element and the net unrealized built-in gain) (as such terms are used in the applicable Treasury Regulations and the Code) of the affiliated group parented by the Company, to the U.S. Retained Companies (with the remaining portion of such Section 382 limitation and each element thereof being retained by the Company and its affiliated group (as such group is comprised after the completion of the Pre-Closing Restructuring)).  The Seller shall provide to the Purchaser drafts of each such Seller Prepared Tax Return at least twenty-five (25) days prior to the filing thereof.  The Purchaser shall be entitled to comment on such Seller Prepared Tax Returns and request reasonable revisions.  The Purchaser and the Seller shall cooperate in good faith to resolve any dispute regarding the Purchaser’s comments to any such Seller Prepared Tax Return; provided, however, that if the Purchaser and the Seller are unable to resolve any dispute prior to the due date of such Seller Prepared Tax Return, such Seller Prepared Tax Return shall be timely filed as determined by the Purchaser and such unresolved dispute shall be submitted for final and binding resolution to the Dispute Resolution Auditor (and such Seller Prepared Tax Return shall be amended in accordance therewith, if necessary).  Subject to the provisions of this Agreement, the Purchaser shall, or shall cause the Company to timely pay (or cause to be timely paid) all Taxes reflected as due on the Seller Prepared Tax Returns.  Without limiting, and in accordance with, Section 10.01(i), the Seller shall make such elections and take such actions as are necessary and available under applicable Tax Law so that, for U.S. federal and state income tax purposes, the Taxable year of the Company shall close on the Closing Date.  The Seller shall prepare and file such Seller Prepared Tax Returns: (i) to reflect a close of the

Company’s taxable year on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(c), (ii) subject to item (iv) below, to the extent supported by at least a “more likely than not” position to allocate all Company items that are economically borne by Seller and accruing on the Closing Date to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulation Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)), (iii) to not elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code (or any analogous or similar state, local, or non-U.S. Law) on any Tax Return to the extent such net operating losses arose in a Pre-Closing Tax Period, and (iv) to the extent supported by at least a “more likely than not” position, to deduct the Transaction Tax Deductions in the Tax period that ends on the Closing Date; provided that, in connection with the foregoing, the Seller shall cause the Acquired Companies to make an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based fees that were economically borne or paid by or on behalf of the Acquired Companies as deductible in the Taxable period of the Company that ends on the Closing Date for U.S. federal and other applicable income tax purposes.

(b)                                 Responsibility for Filing Straddle Period and Other Tax Returns.  The Purchaser shall, (i) at the Purchaser’s sole expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Acquired Companies for any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), and (ii) at the Purchaser’s sole expense, prepare and timely file, or cause to be prepared and timely filed, all non-Income Tax Returns for the Acquired Companies for Pre-Closing Tax Periods, in each case that are filed or are required to be filed after the Closing Date (collectively, the “Purchaser Prepared Tax Returns”).  All such Purchaser Prepared Tax Returns shall be prepared in a manner that is consistent with the past customs, practices and accounting methods of the Acquired Companies; provided that the positions taken on such Purchaser Prepared Tax Returns shall be supported by at least a “more likely than not” position under applicable Law.  The Purchaser shall provide to the Seller drafts of each such Purchaser Prepared Tax Return that relates to Excluded Liabilities or Pre-Closing Restructuring Taxes at least twenty-five (25) days prior to the filing thereof.  The Seller shall be entitled to review and comment and request reasonable revisions.  The Purchaser and the Seller shall cooperate in good faith to resolve any dispute regarding the Seller’s comments to any such Purchaser Prepared Tax Return; provided, however, that if the Purchaser and the Seller are unable to resolve any dispute prior to the due date of such Purchaser Prepared Tax Return, such Purchaser Prepared Tax Return shall be timely filed as prepared by Purchaser and such unresolved dispute shall be submitted for final and binding resolution to the Dispute Resolution Auditor (and such Purchaser Prepared Tax Return shall be amended in accordance therewith, if necessary).

(c)                                  Tax Refunds and Tax Benefits.

(i)                                     Any (x) refund of Taxes received in cash (or credit elected in lieu thereof actually realized) by the Purchaser or its Affiliates (including the Acquired Companies) that is attributable to a Pre-Closing Tax Period (other than any Tax refund (or credit elected in lieu thereof) attributable to a loss in any Tax period beginning after the Closing Date or the post-Closing portion of any Straddle Period that is carried back to a Pre-Closing Tax Period) (a “Tax Refund”), or (y) Tax Benefit Amount, shall be for the account of the Seller but only to the extent that (A) such refund (or credit elected in lieu thereof) was not taken into account in determining Final Indebtedness, Final Net Working Capital, or Final Transaction Expenses and (B) such Tax Refund or Tax Benefit Amount is received or actually realized under the Tax Law of any particular Tax jurisdiction by the Purchaser or its Affiliates (including the Acquired Companies) prior to the Tax Expiration Date for such Tax jurisdiction.  In the case of any Straddle Period, the amount of Tax Refunds or any Tax Benefit Amount for the account of the Seller pursuant to this Section 10.01(c) shall be determined in the same manner as if the relevant Tax period ended on the Closing Date pursuant to Section 10.01(d).

(ii)                                  The Purchaser shall use commercially reasonable efforts to cause the Acquired Companies, or relevant entity, to pursue, obtain and expedite the receipt and realization of any Tax Refund or Tax Benefit Amount which the Acquired Companies are entitled to under applicable Law and which is payable to Seller pursuant to Section 10.01(c)(i) as soon as reasonably practicable after the Closing Date.  The Purchaser shall not, and shall cause the Acquired Companies, and any Affiliate thereof, not to, forfeit, or fail to collect any Tax Refund or Tax Benefit Amount, whether through any election to waive any carryback of a net operating loss or otherwise. To the extent permitted by applicable Law, the Purchaser and its Affiliates (including the Acquired Companies) shall have the applicable Governmental Authority that issues any Tax credit that is a Tax Refund, in lieu of such Tax credit, issue a cash refund.

(iii)                               Subject Section 10.01(c)(i), within ten (10) Business Days after the Purchaser or any of its Affiliates (including the Acquired Companies) (A) receives any Tax Refund or (B) realizes or files a Tax Return reflecting a reduction in Taxes otherwise payable as a result of a Tax Benefit Amount, the Purchaser shall deliver and pay over to the Seller by wire transfer of immediately available funds, such Tax Refund or Tax Benefit Amount, net of any reasonable unreimbursed expenses incurred by the Purchaser or its Affiliates (including the Acquired Companies) in obtaining such Tax Refund or Tax Benefit Amount.

(d)                                 Straddle Allocation.  For the purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, gains, receipts, sales or payroll of the Acquired Companies for any portion of the Tax period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Acquired Companies hold a beneficial interest shall be deemed to terminate at such time), provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and (ii) the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the portion of the taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e)                                  Cooperation.  The Purchaser and the Seller shall provide the other party with such assistance as may be reasonably requested in connection with the preparation or review of any Tax Return or any audit, litigation or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Acquired Companies.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)                                   Transfer Taxes.  Any stamp tax, stock transfer tax, transfer, documentary, sales, use, registration and real property transfer or gains tax, excise tax, or other similar Tax imposed on any of the parties as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes, shall be borne 50% by the Purchaser and 50% by the Seller; provided that any Transfer Taxes resulting from the Pre-Closing Restructuring shall be borne entirely by the Seller.  The Purchaser and the Seller agree to cooperate in the filing of any returns that are required by law to be filed with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(g)                                  Intermediary Transaction Tax Shelter. The Purchaser shall not take any action with respect to the Acquired Companies that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(h)                                 No Section 338 or 336 Election.  Neither the Purchaser nor any of its Affiliates shall make any election under Code Section 338 (or any similar provision under state, local, or non-U.S. Tax Law) with respect to the acquisition of the Acquired Companies. Neither the Seller nor any of its Affiliates shall make any election under Code Section 336 or 338 (or any similar provision under state, local, or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement.

(i)                                     Tax Year.  The parties intend that the transactions contemplated hereby are structured in a manner that causes the Tax year of the Company (and its Subsidiaries that are members of the consolidated group of which the Company is the common parent for U.S. federal income tax purposes) to end on and include the Closing Date for U.S. federal income tax purposes and state income tax purposes, if applicable (and the Purchaser shall take such commercially reasonable steps that are reasonably necessary and permitted by applicable Law to effectuate this result, including by including the Company in its affiliated group for U.S. federal income tax purposes and state income tax purposes, if applicable).

(j)                                    Post-Closing Tax Actions.  The Purchaser shall not, and shall cause the Acquired Companies (and any Affiliates of the foregoing) to not, (i) except to the extent otherwise required by Law, file, amend or otherwise modify a Tax Return of or including any (A) Acquired Company for a Pre-Closing Tax Period or (B) Retained Company, in each case other than a Seller Prepared Tax Return in accordance with Section 10.01(a) or a Purchaser Prepared Tax Return in accordance with Section 10.01(b); (ii) extend or waive, or cause to be extended or waived, the applicable statute of limitations (or other period for the assessment of any Tax or deficiency) with respect to a Tax or Tax Return of or including any (A) Acquired Company for a Pre-Closing Tax

Period (other than a Straddle Period) or (B) Retained Company; (iii) except to the extent otherwise required by Law, file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of or including any (A) Acquired Company for a Pre-Closing Tax Period or (B) Retained Company; (iv) voluntarily approach any taxing authority regarding any Tax or Tax Returns of or including any (A) Acquired Company for a Pre-Closing Tax Period that relate to Excluded Liabilities or Pre-Closing Restructuring Taxes or (B) Retained Company; or (v) except to the extent otherwise required by Law, make or change any Tax election or accounting method that has effect with respect to any (A) Acquired Company for a Pre-Closing Tax Period (other than a Straddle Period) or (B) Retained Company, in each case if taking such action contemplated in items (i) through (v) above would reasonably be expected to result in a Liability for which Seller would be required to indemnify a Purchaser Indemnified Party pursuant to Section 8.02 or an additional Tax Liability imposed on the Seller (assuming solely for this purpose that the Seller is a U.S. individual or U.S. corporation resident in New York City) or the Retained Companies, without the prior written consent of the Seller (such consent not to be unreasonable withheld, conditioned, or delayed).

(k)                                 Control of Audits.  After the Closing Date and until the termination of Seller’s obligation pursuant to Section 8.04(a) to provide indemnification with respect to the Tax matter to which such audit, claim or administrative or judicial proceeding relates, except as set forth in this Section 10.01(k), the Purchaser shall (i) promptly notify Seller of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund that relates to Excluded Liabilities or Pre-Closing Restructuring Taxes or is reasonably expected to affect any Tax Liability of the Seller (assuming solely for this purpose that the Seller is a U.S. individual or U.S. corporation resident in New York City) or of any Retained Company or reduce the amount of any Tax Refund or Tax Benefit Amount (each, a “Contest”) and (ii) control, at its sole expense, the conduct, through counsel of its own choosing, of such Contest.  Notwithstanding anything to the contrary in this Section 10.01(k):

(i)                                     In the case of a Contest that is not reasonably expected to result in a material amount of Taxes that are not Excluded Liabilities or Pre-Closing Restructuring Taxes, the Seller (or its designated Affiliate) shall have the right, at its own expense, to control the conduct of such Contest, but the Purchaser shall have the right to participate in (but not control) such Contest at its own expense, and the Seller shall not settle, compromise or concede any such Contest that could reasonably be expected to materially affect the Tax liability of the Acquired Companies for any taxable period (or portion thereof) beginning after the Closing Date without the written consent of the Purchaser, which shall not be unreasonably withheld, delayed, or conditioned; provided that if the Seller (or its designated Affiliate) elects not to control the conduct of such Contest (which shall be deemed to be the case if Seller has not notified the Purchaser in writing of its intention to control such Contest within 30 days of having been informed in writing of such Contest by the Purchaser), the Purchaser shall control such Contest and the Seller (or its designated Affiliate) shall have the right to participate in such Contest at its own expense, and Purchaser and its Affiliates shall not settle, compromise or concede any such Contest without the written consent of the Seller, which shall not be unreasonably withheld, delayed, or conditioned.

(ii)                                  In the case of a Contest that is reasonably be expected to result in a material amount of both (i) Excluded Liabilities or Pre-Closing Restructuring Taxes (or Tax liabilities of the Seller (assuming solely for this purpose that the Seller is a U.S. individual or U.S. corporation resident in New York City) or of any Retained Company) and (ii) Taxes that are not Excluded Liabilities or Pre-Closing Restructuring Taxes, the Seller and the Purchaser shall each, at their own expense, have the right to jointly control such Contest, and neither the Seller and nor the Purchaser shall settle, compromise or concede any such Contest without the written consent of the other party, which shall not be unreasonably withheld, delayed, or conditioned; provided that if the Seller or the Purchaser (or their respective designated Affiliate) elects not to jointly control the conduct of such Contest (which shall be deemed to be the case if the Seller or the Purchaser, as applicable, has not notified the other party in writing of its intention to jointly control such Contest within 30 days of having been informed in writing of such Contest) (any such election to not jointly control, a “No Control Election”), the party that has not made a No Control Election (or its designated Affiliate) shall control such Contest, and the party that has made a No Control Election (or its designated Affiliate) shall have the right to participate in such Contest at its own expense, and the party that has not made a No Control Election (and its Affiliates) shall not settle, compromise or concede any such Contest without the written consent of the party that has made a No Control Election, which consent shall not be unreasonably withheld, delayed, or conditioned.

(iii)                               In the case of any other Contest reasonably expected to affect (but not materially) any Tax liability of the Seller (assuming solely for this purpose that the Seller is a U.S. individual or U.S. corporation resident in New York City) or of any Retained Company or reduce (but not materially) the amount of any Tax Refund or Tax Benefit Amount, the Seller shall have the right to participate in (but not control) such Contest at its own expense.

The provisions of this Section 10.01(k), and not Section 8.05, shall govern any Contest. Notwithstanding any other provision of this Section 10.01(k), in no case shall Seller (or its designated Affiliate) have any control, participation, consent or other rights with respect to a Contest at any time after the termination of Seller’s obligation pursuant to Section 8.04(a) to provide indemnification with respect to the Tax matter to which such Contest relates.

(l)                                     Tax Sharing Agreements.  All Tax allocation, Tax sharing and Tax indemnification agreements of any Acquired Company shall be terminated as of the Closing Date (other than any such agreement entered into in the ordinary course of business, the primary of purpose of which does not relate to Taxes) and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

10.02                 Regulatory Filings and Consents.

(a)                                 Each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things that are necessary, proper or advisable to obtain all consents and approvals required by such filings and submissions and to cause the applicable expiration or termination of any waiting periods or approvals contemplated by the HSR Act.  Each of the parties hereto shall (i) make or cause to be made all filings and submissions required under the HSR Act no later than within five (5) Business Days after the date hereof and (ii) file or cause to be filed the declaration with the Committee on Foreign Investment in the United States (“CFIUS”) substantially in the form previously agreed by the parties on the date hereof (it being understood that Section 8 thereof is in final form).  The Purchaser shall pay all filing fees for the filings and submissions by all parties required under the HSR Act applicable to the parties for the consummation of the transactions contemplated herein.

(b)                                 Without limiting the foregoing, the Purchaser’s “commercially reasonable efforts” shall include entering into any agreement to hold separate, divest, license or otherwise dispose of such portion of the business, or such products and assets, of the Purchaser or its Affiliates as may be necessary to obtain the agreement of any Governmental Authority not to seek an injunction against or otherwise oppose the transactions contemplated hereby, on such terms as may be required by such Governmental Authority; provided that nothing in this Section 10.02(b) shall require the Purchaser to take any action that would have a material adverse effect (as such term is interpreted under Delaware law) on the Purchaser’s business.  If suit or other action is threatened or instituted by any Governmental Authority challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, the parties shall use commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action.

(c)                                  In furtherance of Section 10.02(a), each of the parties hereto shall (i) respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) use commercially reasonable efforts to cause the applicable waiting periods or other requirements under the HSR Act to terminate, expire or otherwise be satisfied at the earliest reasonably practicable date and in any event by the End Date.  Each party hereto shall (A) promptly notify the other parties of any written communication to such party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other parties hereto to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of such other parties in connection therewith); (B) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives such other parties the opportunity to attend and participate thereat; and (C) furnish the other parties hereto with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement; provided, however, that materials may be redacted to remove references concerning valuation, as necessary to comply with contractual arrangement and as necessary to address reasonable privileged concerns.

(d)                                 The Purchaser shall not, nor shall it permit TELUS International (Cda) Inc. or any other Subsidiary of TELUS International (Cda) Inc. to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially delay or materially and adversely affect the Seller’s or the Purchaser’s ability to: (i) obtain the timely expiration or termination of the waiting periods under the HSR Act or (ii) avoid the entry of, the commencement of Action seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby prior to the End Date.

10.03                 Escrow Account.

(a)                                 Subject to the provisions of this Agreement, within five (5) Business Days following the First Escrow Release Date, the Purchaser and the Seller shall instruct the Escrow Agent to release for the benefit of the Seller an amount equal to the remainder, if any, of the First Release Amount; provided, however, that if written notice regarding a claim for indemnification pursuant to Section 8.02(c) is delivered by a Purchaser Indemnified Party to the Seller in accordance with this Agreement prior to the First Escrow Release Date, then a portion of the First Release Amount sufficient to cover the claimed Losses shall be retained in the Escrow Account and the Purchaser and the Seller shall instruct the Escrow Agent to release for the benefit of the Seller only such portion of the First Release Amount (if any) that is not reasonably necessary to satisfy such claimed Losses relating to such written notice until final resolution (including expiration of any deadline to file an appeal or other legal remedy, if applicable) of the specific matter to which such written claim relates; provided that, within five (5) Business Days of the final resolution of any such claims, if any, the Purchaser and the Seller shall instruct the Escrow Agent to release the portion of the First Release Amount reserved in respect of such claim in the manner set forth in such final resolution.

(b)                                 Subject to the provisions of this Agreement, within five (5) Business Days following the Final Escrow Release Date, the Purchaser and the Seller shall instruct the Escrow Agent to release for the benefit of the Seller the remainder, if any, of the Escrow Funds; provided, however, that if written notice regarding a claim for indemnification pursuant to Section 8.02(c) is delivered by a Purchaser Indemnified Party to the Seller in accordance with this Agreement prior to the Final Escrow Release Date, then a portion of the Escrow Funds sufficient to cover the claimed Losses shall be retained in the Escrow Account and the Purchaser and the Seller shall instruct the Escrow Agent to release for the benefit of the Seller only such portion of the remaining Escrow Funds that is not reasonably necessary to satisfy such claimed Losses relating to such written notice until final resolution (including expiration of any deadline to file an appeal or other legal remedy, if applicable) of the specific matter to which such written claim relates; provided that, within five (5) Business Days of the final resolution of any such claims, if any, the Purchaser and the Seller shall instruct the Escrow Agent to release for the portion of the Escrow Funds reserved in respect of such claim in the manner set forth in such final resolution.

(c)                                  If there is an Excess Amount, the Purchaser may elect to demand payment of such Excess Amount from the Escrow Funds, in which case the Purchaser and the Seller shall, within five (5) Business Days of such election, jointly instruct the Escrow Agent to release an amount equal to the Excess Amount (or, if less than the Excess Amount, the remainder of the Escrow Funds) to the Purchaser.

10.04                 Commercially Reasonable Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 10.04), and without limiting the provisions of Section 10.01(i), (a) each of the Purchaser, the Company and the Seller shall use its commercially reasonable efforts to cause the conditions to the other parties’ obligations to consummate the

Closing to be satisfied and for the Closing to occur as promptly as reasonably practicable, and no party shall take any action designed to prevent, impede or materially delay the Closing and (b) the Purchaser shall not, and shall not permit any of its Affiliates to, enter into any agreement or arrangement that is reasonably likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

10.05                 Confidentiality.  The Purchaser acknowledges that it remains bound by the confidentiality agreement, dated June 19, 2020, by and between Baring Private Equity Asia Private Limited and Lionbridge Technologies, Inc. (the “Confidentiality Agreement”); provided that the Confidentiality Agreement shall automatically terminate, solely as it relates to the Business, concurrently with the consummation of the Closing.  Additionally, the Confidentiality Agreement shall survive any termination of this Agreement for a period of 24 months following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term shall be automatically amended to be extended accordingly); provided that, notwithstanding the foregoing, the Purchaser shall continue to remain subject to the confidentiality and limitation of use provisions of the Confidentiality Agreement with respect to any retained Evaluation Material (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement (prior to giving effect to any amendment by this Section 10.05).

10.06                 Further Assurances; Wrong Pockets.

(a)                                 Following the Closing, from time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered by its relevant Affiliates, all such documents and instruments and shall take, or cause to be taken by its relevant Affiliates, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

(b)                                 The parties acknowledge and agree that the Acquired Companies may come into possession of certain assets, properties or rights that are not related to the Business (the “Other Assets”) as a result of the Pre-Closing Restructuring or otherwise.  If, following the Closing, either party reasonably determines that Other Assets were transferred to or are held by the Acquired Companies, the parties agree to cooperate to transfer to the Seller or its designated Affiliate such Other Assets as promptly as practicable without the payment of consideration (except that, if and to the extent any Other Asset was included in the determination of the Net Working Capital or the Final Cash, the amount included therein for such Other Asset shall be paid in consideration of such transfer).  The parties further acknowledge and agree that certain assets of the Seller or its Affiliates (other than the Acquired Companies) related to the Business (the “Other Business Assets” and together with the Other Assets, the “Misplaced Assets”) may inadvertently not be transferred to the Acquired Companies in connection with the Pre-Closing Restructuring.  If, following the Closing, either party reasonably determines that Other Business Assets were not transferred to the Acquired Companies, the parties agree to cooperate to transfer such Other Business Assets to the Company or other designated Affiliate of the Purchaser as promptly as practicable without the payment of any further consideration (except that, if and to the extent any Other Business Asset was included in the determination of the Net Working Capital or the Final Indebtedness, the amount included therein for such Other Business Asset shall be paid in consideration of such transfer).  Without limiting the generality of the foregoing, with respect to any Misplaced Asset, the parties shall, and shall cause their respective Affiliates to, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring, assigning and conveying such Misplaced Assets (or part thereof) or the relevant interests in them to the other party, (ii) obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Misplaced Assets (or part thereof) or the relevant interests in them to the other party, (iii) complete all such further acts or things as the other party may reasonably direct in order to transfer, assign, and convey such Misplaced Assets (or parts thereof) or the relevant interests in them to the other party, (iv) hold such Misplaced Assets (or part thereof), or relevant interest in such Misplaced Assets, in trust for the other party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the Misplaced Asset to the other party, and (v) until such time as such Misplaced Asset is transferred to the appropriate party, comply with all applicable covenants and obligations with respect to any such Misplaced Assets held by it, including the payment of any costs and expenses in connection therewith, which shall be performed by such party or its applicable Affiliate for the other party’s account and such other party shall promptly reimburse such party for any such out-of-pocket costs, expenses or payments.

(c)                                  To the extent that, after the Closing Date, (i) the Purchaser or any of its Affiliates (including the Acquired Companies) receives any payment, mail or instrument that is for the account of the Seller or any of its Affiliates (excluding the Acquired Companies) according to the terms of this Agreement, the Purchaser shall promptly deliver such amount, mail or instrument to the Seller or one of its Affiliates designated by the Seller, and (ii) the Seller or any of its Affiliates (excluding the Acquired Companies) receives any payment, mail or instrument that is for the account of the Purchaser or any of its Affiliates (including the Acquired Companies) according to the terms of this Agreement, the Seller shall promptly deliver such amount, mail or instrument to the Purchaser or one of its Affiliates designated by the Purchaser, (iii) the Purchaser or any of its Affiliates (including the Acquired Companies) inadvertently pays off an account payable or other undisputed Liability that is an Excluded Liability, then the Seller shall, or shall cause one of its Affiliates to, promptly reimburse the Purchaser or its designated Affiliate for such payment or (iv) the Seller or any of its Affiliates (excluding the Acquired Companies) inadvertently pays off a an account payable or other undisputed Liability of an Acquired Company, then the Purchaser shall, or shall cause one of its Affiliates to, promptly reimburse the Seller or its designated Affiliate for such payment; provided that any reimbursement of a material Liability shall be subject to the provisions of Article 8.  All amounts due and payable under this Section 10.06(c) shall be due and payable by the paying party in immediately available funds, by wire transfer to the account designated in writing by the receiving party, and net of applicable Taxes.

(d)                                 If, after the Closing, the Purchaser identifies an employee of a Retained Company who (i) was exclusively or primarily engaged in the Business prior to the Closing or the date hereof, (ii) was critical to the operation of the Business (as reasonably determined by the Purchaser following consultation with the Seller), (iii) cannot readily be replaced with a new hire (as reasonably determined by the Purchaser following consultation with the Seller) and (iv) is not critical to the operation of the Seller Business (as reasonably determined by the Seller following consultation with the Purchaser), then the Purchaser and the Seller shall, and shall cause their Affiliates to, use commercially reasonable efforts to arrange for the prompt transfer the employment of such employee to the Purchaser or one of its Affiliates; provided that, for the avoidance of doubt, the foregoing shall not apply to any Out-of-Scope Employee listed on Schedule 11.01 or any member of the executive management team of Lionbridge Technologies, Inc.

10.07                 Restrictive Covenants.

(a)                                 From and after the Closing and until the fifth (5th) anniversary of the Closing Date, the Seller shall, and shall cause its Subsidiaries to, maintain in confidence and not disclose any confidential information concerning the Acquired Companies and the Businesses that they may remain in their possession, other than substantially similar information maintained by the Seller in connection with the Seller Business.  During the period from the Closing until the fifth (5th) anniversary of the Closing Date, the Purchaser shall, and shall cause its Subsidiaries (including the Acquired Companies) to, maintain in confidence and not disclose any confidential information concerning the Seller, its Subsidiaries (other than the Acquired Companies) and their respective businesses that they may remain in their possession.  Notwithstanding the foregoing, this Section 10.07(a) shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement or any other confidentiality obligation to which any of them is bound or (ii) is obtained by a party on a non-confidential basis from a third-party that, to such party’s knowledge, was not legally or contractually restricted from disclosing such information.  In the event that a party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or other applicable Law or the rules of any public securities exchange) to disclose any confidential information subject to this Section 10.07(a), such Person may disclose such confidential information provided that, to the extent permitted to do so by applicable Law, such party shall notify the other party promptly of the request or requirement so that the other party may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 10.07(a).  If, in the absence of a protective order or the receipt of a waiver hereunder, any party is compelled to disclose any confidential information to any Governmental Authority, such party may disclose confidential information to the Governmental Authority to the extent required; provided that such party shall cooperate with the other party, at the request and expense of the other party, if the other party determines to seek an order or other assurance that confidential treatment shall be accorded to such portion of the confidential information required to be disclosed.

(b)                                 From and after the Closing and until the third (3rd) anniversary of the Closing Date, (i) the Seller shall not, and shall cause the Lionbridge Group not to, solicit or recruit to employ any senior executive of the Acquired Companies as of the Closing Date, or cause or induce (or communicate with for the purposes of causing) any such senior executive to leave such employment and (ii) the Purchaser shall not, and shall cause its Subsidiaries (including the Acquired Companies) not to, solicit or recruit to employ any senior executive of the Seller or its Subsidiaries (excluding the Acquired Companies) as of the Closing Date, or cause or induce (or communicate with for the purposes of causing) any such senior executive to leave such employment; provided that the foregoing restrictions shall not prohibit (x) any inadvertent solicitation of any such senior executive pursuant to or as a result of any public advertisement or posting or other form of general solicitation that is not directed at any such senior executive, (y) any solicitation or hiring of any such senior executive from and after the six (6) month anniversary of his or her voluntary or involuntary termination of employment with the Acquired Companies, the Seller or the Seller’s Subsidiaries, as applicable, or (z) any inadvertent solicitation of any such senior executive through the use of a professional search firm or other employment agency that has not been instructed to contact such senior executive.

(c)                                  From and after the Closing and until the third (3rd) anniversary of the Closing Date, the Seller shall not, and shall cause the Lionbridge Group not to, directly or indirectly through or on behalf of any other Person, compete with the Business (as conducted in the 12 months prior to the Closing) anywhere in the world, or have a business or financial interest in any Person engaged in the Business as an owner or in any other capacity; provided that the foregoing restrictions shall not (i) prohibit a record or beneficial ownership interest in 5% or less of any outstanding publicly traded capital stock of any Person or (ii) apply to the use of machine translation or any artificial intelligence engines for or related to translation internally in the Seller Business or any services provided to customers by the Seller related to the customer’s use of machine translation or other artificial intelligence engines for or related generally to language translation (provided that the exception set forth in this clause (ii) shall be limited solely to the operation of the Seller Business as conducted on the date hereof).  Further, nothing in this subsection is intended to limit the right of any of the Seller’s customers to use any work product created by Seller as determined by the applicable customer, as long as Seller itself has not violated the terms of this subsection.

(d)                                 Notwithstanding anything to the contrary in this Agreement, nothing in Section 10.07(c) shall preclude the Seller or any Subsidiary thereof from engaging in any manner in any business activity that would otherwise violate Section 10.07(c) that is acquired from any unaffiliated Person after the Closing Date (an “After-Acquired Business”) or is carried on by any currently unaffiliated Person that is acquired by or combined with the Seller or any of its Subsidiaries after the Closing Date (an “After-Acquired Company”), so long as the Seller or its applicable Subsidiary signs a definitive agreement to dispose of the relevant competing portion of such After-Acquired Business or the After-Acquired Company as soon as reasonably practicable and in no event later than 12 months following the acquisition of the relevant After-Acquired Business or After-Acquired Company, as applicable, and consummates such disposition no later than 18 months after the relevant acquisition.  Notwithstanding the foregoing, the Seller and its Subsidiaries will not be required to dispose of any assets or securities of an After-Acquired Business or After-Acquired Company if the business activity thereof that would otherwise violate Section 10.07(c) does not account for more than 20% of the revenues of the After-Acquired Business or After-Acquired Company.

10.08                 Mutual Release.

(a)                                 Effective automatically upon the Closing, the Seller, on behalf of itself and any of its members, partners, equityholders, successors, assigns, controlling Persons and controlled Affiliates (each a “Seller Releasor”), irrevocably and unconditionally releases and forever discharges each of the Acquired Companies, and the respective directors, officers, employees, agents, representatives, successors and assigns of each of the foregoing (collectively, the “Seller Releasees”) from any and all claims, contentions, demands, charges, complaints, causes of action, damages, costs, expenses, obligations, losses, rights, suits, accountings, orders, judgments, obligations, agreements and liabilities of any kind or nature whatsoever, whether known or unknown, whether suspected or unsuspected, and whether at law or in equity, that the Seller Releasors may have against the Seller Releasees, in any capacity, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated hereby, or on account of or arising out of any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date; provided that nothing contained in this Section 10.08 shall limit in any manner (i) any rights to indemnification or to advancement or reimbursement of expenses to which the current and former directors and officers of the Acquired Companies may be entitled hereunder or pursuant to the Acquired Companies’ organizational documents, (ii) any rights of any Seller Releasor pursuant to this Agreement or the other agreements and instruments contemplated hereby (including the Pre-Closing Restructuring Documents) or (iii) any claims for Fraud.

(b)                                 Effective automatically upon the Closing, the Purchaser and the Company, on behalf of itself, any of their respective Subsidiaries, members, partners, equityholders, successors, assigns, controlling Persons and controlled Affiliates (each a “Company Releasor” and together with the Seller Releasors, the “Releasors”), irrevocably and unconditionally releases and forever discharges Seller and its equityholders, directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Company Releasees”), from any and all claims, contentions, demands, charges, complaints, causes of action, damages, costs, expenses, obligations, losses, rights, suits, accountings, orders, judgments, obligations, agreements and liabilities of any kind or nature whatsoever, whether known or unknown, whether suspected or unsuspected, and whether at law or in equity, that such Company Releasor might otherwise have against the Company Releasees, in any capacity, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated hereby, or on account of or arising out of any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date; provided that nothing contained in this Section 10.08 shall limit in any manner (i) any rights of any Company Releasor pursuant to this Agreement or the other agreements and instruments contemplated hereby (including the Pre-Closing Restructuring Documents) or (ii) any claims for Fraud.

(c)                                  Each Releasor acknowledges and agrees that this Section 10.08 shall be given full force and effect according to each and all of its express terms and provisions.

(d)                                 Each Releasor hereby expressly agrees that the release contemplated by this Section 10.08 extends to any and all rights granted under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived.  Section 1542 of the California Civil Code (“Section 1542”) reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Releasor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such party the right not to release existing claims of which such party is not aware, unless such party voluntarily chooses to waive this right.  Having been so apprised, each Releasor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 10.08, in each case, effective at the Closing.  Each Releasor acknowledges and agrees that the foregoing waiver is an essential and material term of the release by each Releasor and that, without such waiver, parties hereto would not have agreed to the terms of this Agreement.

(e)                                  Each Releasor hereby irrevocably covenants, effective at the Closing, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Seller Releasee or Company Releasee, as applicable, before any Governmental Authority or other forum by reason of any matters released hereby.

(f)                                   Each of the parties hereto hereby represents that it understands and acknowledges that it may hereafter discover facts and legal theories concerning the Seller Releasees or Company Releasees, as applicable, and the subject matter hereof in addition to or different from those which it now believes to be true.  Each of the parties hereto understands and hereby agrees that the release set forth in this Section 10.08 shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.  Each of the parties hereto assumes the risk of any mistake of fact or applicable Law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

10.09                 Provision Respecting Legal Representation.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Seller and other members of the Seller Group, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation.  The Purchaser further agrees, on its own behalf and on behalf of its Affiliates, including the Company following the Closing, that, in the event the Seller assumes the defense of a third party claim brought against the Company, notwithstanding that Kirkland & Ellis LLP may be representing the Company in connection with such third party claim, the Purchaser waives any claim of conflict of interest with respect to Kirkland & Ellis LLP’s representation of the Seller Group in connection with any dispute between the Purchaser and the Seller, including in connection with disputes under this Agreement, other than any dispute related to the third party claim itself.  Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company and the Seller Group, on the one hand, and their external legal counsel, including but not limited to Kirkland & Ellis LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, are privileged communications between the Company and the Seller Group and such counsel (collectively, the “Privileged Communications”) and thereby property of the Seller Group, and from and after the Closing neither the Company nor any Person purporting to act on behalf of or through the Company, will seek to obtain such communications, including by seeking a waiver of the attorney-client privilege.  As to any such Privileged Communications prior to the Closing Date, the Purchaser and the Company together with any of their respective Affiliates, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any action against or involving any of the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group after the Closing.

10.10                 Press Releases and Communications.  The Seller and the Purchaser may each issue a press release promptly following the execution of this Agreement, which press release shall be mutually agreed.  Thereafter, each party hereto may issue a press release; provided that, to the extent reasonably possible, such party shall provide a draft of the press release to the other party at least 48 hours (or such shorter period as is reasonable under the circumstances) prior to the issuance of such press release and take into account any reasonable comments made by such other party.  Nothing herein shall prevent either party hereto from notifying its employees, customers or suppliers of the transactions contemplated herein prior to the Closing as is necessary or desirable to facilitate the consummation of such transactions.  For the avoidance of doubt, the parties hereto acknowledge and agree that any party hereto or any party’s Affiliates who is an investment fund may disclose the terms of the transactions contemplated hereunder and this Agreement to its Affiliates and any current or potential investor in such party’s fund(s) in connection with fundraising, marketing, informational or reporting activities or otherwise in the ordinary course of such party’s business so long as the Person to whom such disclosure is made is bound by confidentiality.  Nothing in this Section 10.10 shall limit the Purchaser and its Affiliates from making disclosures of this Agreement or related to this Agreement and the transactions contemplated hereby in any filings with the U.S. Securities or Exchange Commission, any comparable Governmental Authority in any other country or in any other communication with its or their investors; provided that, to the extent reasonably possible, the Purchaser shall provide a draft of the relevant disclosure to the Seller at least 48 hours (or such shorter period as is reasonable under the circumstances) prior to such disclosure (except to the extent any such disclosure is substantially similar to a prior disclosure) and take into account any reasonable comments made by such other party.

ARTICLE 11

DEFINITIONS

11.01                 Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“2020 Financial Statements” means the combined carve-out audited balance sheet of the Business as of December 31, 2020 and the related combined carve-out audited statements of income, cash flows and stockholders’ equity (or parent investment) for the year ending December 31, 2020, prepared in a manner consistent with the Financial Statements.

“Action” means any charge, demand, complaint, suit, litigation, arbitration, audit, investigation or proceeding.

“Acquired Companies” means the Company and each of its Subsidiaries after giving effect to the Pre-Closing Restructuring.

“Acquired Company Employee” means any employee of the Company or one of its Subsidiaries (whether full-time, part-time or temporary) located or providing services in the United States or outside of the United States, including, for the avoidance of doubt, any employees who transfer to a Local Purchaser Affiliate in accordance with Section 1.07(a) and Exhibit A.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.  For the avoidance of doubt, until the consummation of the Closing, the Acquired Companies will be considered Affiliates of the Seller and, following the Closing, the Acquired Companies will be considered Affiliates of the Purchaser.

“Business” means the business of providing data preparation services and software to enterprises to train and improve the performance of digital advertising engines, search algorithms, speech applications, and other artificial intelligence engines as conducted by the Acquired Companies and the Company’s other Subsidiaries as of date hereof and during (a) the one year period ended prior to the date hereof (provided that to the extent that the Seller or its Subsidiaries owns any assets used in the Business prior to such one year period and unrelated to and not used in the Seller Business, such assets (and any Liabilities related thereto) shall also be included in the Business) or (b) the period between the date hereof and the Closing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Massachusetts are authorized or obligated to close.

“Business Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and used or held for use in connection with the Business, including the Intellectual Property set forth on Schedule 3.17(a) (but excluding any trademarks, service marks, domain names and social media accounts or handles containing any Excluded Name) and Schedule 3.17(f).

“Business Software” means the Software used or held for use in connection with the Business.

“Business Systems” means the computers, Software, systems, databases, computers, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and other information technology equipment (and all associated documentation) used or held for use in connection with the Business by the Company or any of its Subsidiaries.

“Cash” means, with respect to the Acquired Companies, as of the Closing Calculation Time, all cash, cash equivalents and marketable securities held by the Acquired Companies at such time, determined on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications and judgments, as described on Exhibit C.  For avoidance of doubt, Cash shall (a) be calculated net of issued but uncleared checks and drafts and (b) include checks and drafts deposited for the account of the Acquired Companies but not yet reflected as available proceeds in the Acquired Companies’ accounts.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.

“CFIUS Approval” means any of the following: (a)(i) the Seller and the Purchaser shall have received written notification from CFIUS that it has concluded its review or investigation of the transactions contemplated by this Agreement and there are no unresolved national security concerns related thereto; or (ii) the Seller and the Purchaser shall have received written notice from CFIUS that the transactions contemplated by this Agreement do not constitute a Covered Transaction (as defined in 31 C.F.R. 800.213); (b) CFIUS shall have sent a report to the President of the United States requesting a decision and either (i) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement, or (ii) the time permitted under the CFIUS regulations during which the President must act shall have elapsed without any such action being threatened, announced or taken; or (c) on the basis of a CFIUS declaration, the Seller and the Purchaser shall have received written notification from CFIUS to the effect that (i) CFIUS has concluded its review and/or investigation with respect to the transactions contemplated by this Agreement and determined there are no unresolved national security concerns related thereto, or (ii) CFIUS is not able to conclude its review or investigation with respect to the transactions contemplated by this Agreement, but CFIUS has not requested that the parties submit a CFIUS notice in connection thereto and has not initiated a unilateral CFIUS review thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any material change to its business, to incur any material fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

“Company Transferred Plan” means a Plan sponsored or maintained by an Acquired Company, after giving effect to the Pre-Closing Restructuring.

“Contract” means any legally binding contract, agreement, subcontract, lease, license, note, bond, deed, mortgage, loan, trust, indenture, arrangement, concession, commitment or undertaking.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“Employee Representative Body” means any works’ council, labor union or organization, trade union or similar employee representative body.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment as enacted prior to and in effect as of the Closing Date, including all such Laws relating to the generation, distribution, treatment, storage, disposal, transport, handling, emission, discharge, release or threatened release of any toxic or other hazardous materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the escrow account established under the terms of the Escrow Agreement.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means an escrow agreement, to be executed by the Seller, the Purchaser and the Escrow Agent at the Closing, in a form reasonably satisfactory to the Purchaser and the Seller.

“Escrow Amount” means $25,000,000.

“Escrow Funds” means, as of any time, the portion of the Escrow Amount (plus any interest accrued thereon) then remaining in the Escrow Account.

“Equity Interests” means, with respect to any Person, (a) any common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership, limited liability company or similar interest of such Person, (b) any securities that are directly or indirectly convertible, exchangeable or exercisable into any such stock or interests, including any right that would entitle any other Person to directly or indirectly acquire any such interest in such Person, and (c) any right that would otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such first Person (including stock appreciation, phantom stock, profit participation or other similar rights), in each case of clauses (a) through (c), however described and whether voting or non-voting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means (a) all Liabilities to the extent not related to the Business, including (i) any Liabilities of any Acquired Company (or any of its Affiliates) for Taxes

to the extent attributable to (A) a Retained Company or (B) any activities of the Company or its Subsidiaries other than the Business, in each case, whether such Taxes are attributable to any Pre-Closing Tax Period or any other Taxable period, and (ii) all Liabilities arising out of, or related to, any of the Actions set forth on Schedule 11.01(a), (b) any Transfer Taxes borne by the Seller pursuant to Section 10.01(f), (c) all Liabilities with respect to restricted stock units or other equity of Lionbridge Technologies, Inc. or profits interest units of LBT Investment Holdings, LLC, including all Liabilities arising under the respective award agreements; (d) all Liabilities with respect to Seller Retained Plans, and (e) all Liabilities arising out of transactions, obligations, contracts, commitments, arrangements required to be terminated, paid-off or eliminated prior to the Closing pursuant to Section 6.03.

“Final Release Date” means December 31, 2022.

“First Release Amount” means an amount equal to (a) $15,000,000 minus (b) any amounts disbursed from the Escrow Account prior to the First Release Date.

“First Release Date” means the sixtieth (60th) day after the date on which the last Tax Return reflecting Pre-Closing Restructuring Taxes has been filed in accordance with Section 10.01 hereof; provided, that, if any such Tax Return has been filed pending final and binding resolution by the Dispute Resolution Auditor as contemplated in Sections 10.01(a) or Section 10.01(b) hereof, such Tax Return shall not be treated as filed for this purpose until such Tax Return has been amended in accordance with such final and binding resolution, if necessary.

“Fraud” means a willful and deliberate misrepresentation by the Seller of a fact in the representations and warranties set forth in Article 3 or Article 5 (in each case, as qualified by the Disclosure Schedule) or in the certificate to be delivered pursuant to Section 2.01(i)(iv) in each case which constitutes common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the periods presented.

“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority or any other public authority, in each case, whether U.S., foreign, supranational, federal, state or local, or any arbitral tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any materials, substances or wastes regulated under Environmental Law due to their hazardous or toxic properties or characteristics, including toxic chemicals, petroleum products or byproducts, friable asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax Return” means all Tax Returns for Income Taxes.

“Income Taxes” means all taxes imposed on, or measured by reference to, net income, however denominated.

“Indebtedness” means, as of the Closing Calculation Time, without duplication (a) the unpaid principal amount of money and plus any related or accrued and unpaid interest, fees and prepayment premiums or obligations required to fully discharge (i) all indebtedness for borrowed money, including overdrafts, of the Acquired Companies, and (ii) any indebtedness of the Acquired Companies evidenced by any note, bond, debenture or other debt security, (b) all obligations of the Acquired Companies issued or assumed as the deferred purchase price of property, assets, shares or services, all conditional sale obligations of the Acquired Companies and all obligations of the Acquired Companies under any title retention agreement at the maximum amount payable (including earn-outs and similar obligations to the extent payable, but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business to the extent included in Net Working Capital), (c) all obligations of the Acquired Companies under leases capitalized in accordance with GAAP, (d) all obligations of the Acquired Companies for the reimbursement of any obligor on any guarantee, letter of credit, banker’s acceptance or similar credit transaction, but only to the extent the same has been drawn or called, (e) all obligations of the Acquired Companies relating to interest rate protection, swap agreements, collar agreements and factoring agreements, but only to the extent payable, (f) the Tax Liability Amount and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons the payment of which is guaranteed in any manner by the Acquired Companies, but, in the case of each of clauses (a) through (g) above, excluding (x) intercompany indebtedness solely between any wholly-owned Acquired Companies, (y) Excluded Liabilities (including indebtedness for which solely the Retained Companies remain liable as of the Closing, including, for the avoidance of doubt, the KKR Credit Agreement and the AIB Debt Purchase Agreement (each as defined in the Disclosure Schedules)) and (z) amounts taken into account in the calculation of Net Working Capital or Transaction Expenses.  Indebtedness shall be calculated in accordance with the accounting methods, policies, principles, practices and procedures set forth on Exhibit C.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 8.02 and the Purchaser pursuant to Section 8.04, as the case may be.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) industrial designs, patents, patent applications and patent disclosures (including divisions, continuations, continuations-in-part, reexaminations renewals, extensions, supplementary protection certificates or reissues thereof); (b) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans, Internet domain names, social media accounts and other indicators of source, including all goodwill symbolized thereby or associated therewith, including any extension, modification or renewal of any such registration or application; (c) works of authorship (including Software) and copyrights, moral rights, design rights, copyrightable works and database rights therein and thereto; (d) rights in Software; (e) confidential and proprietary information, including trade secrets, confidential information, know-how, and inventions; (f) registrations, applications, renewals and extensions for any of the foregoing, and (g) any and all other proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property used or held for use in connection with the Business to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“IRS” means the Internal Revenue Service.

“Law” means any law, rule, regulation, judgment, injunction, order, decree, Governmental Order or other legally binding action or requirement of a Governmental Authority.

“Liabilities” means any and all indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any contract, Action or Governmental Order.

“Liens” means liens, mortgages, pledges, security interests, charges and encumbrances.

“Lionbridge Group” means Lionbridge Technologies, Inc. and its Subsidiaries.

“Losses” means losses, damages, Liabilities, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses); provided that Losses shall not include any punitive or special damages, except to the extent payable to a third party.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” or “spyware,” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any unauthorized manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means (a) any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the financial condition or results of operations of the Business or (b) any event or circumstance or series of events or circumstances which prevents the Seller and the Company from consummating the transactions contemplated by this Agreement; provided, however, that, in the case of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which any of the Acquired Companies participates, the U.S. or world economy as a whole or the U.S. or global capital or financial markets in general or the markets in which the any of the Acquired Companies operates; (iii) the taking of any action by the Seller or any of its Affiliates at the request of the

Purchaser, the taking or omission of any action by the Seller or any of its Affiliates with the consent of the Purchaser, or the taking of any action by the Purchaser or any of its Affiliates in violation of this Agreement and without the Seller’s consent; (iv) any change in applicable Laws; (v) any change in GAAP or other accounting requirements or principles; (vi) any failure by the Business to meet financial forecasts, projections or estimates (but not the reasons underlying such failure unless such reasons are covered by one of the other clauses of this definition); (vii) any epidemic, pandemic or disease outbreak (including COVID-19), or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; or (viii) national or international political or social conditions, including without limitation, the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism, except, with respect to clauses (ii), (iv), (v), (vi) or (viii) to the extent that any item set forth in such clauses has had or would reasonably be expected to have a disproportionate effect on the Business as compared to other Persons in the industry in which the Acquired Companies operate.

“Net Working Capital” means the net working capital of the Acquired Companies as of the Closing Calculation Time as defined on the Exhibit C, which shall be determined on a consolidated basis using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as described on Exhibit C (including applying GAAP in the same manner as used therein) and as reflected on Exhibit C.

“ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of the current pandemic, epidemic or disease outbreak).

“OldCo” means each of Lionbridge International Unlimited Company; Lionbridge Oy; Lionbridge Japan KK; Gengo KK; Lionbridge Technologies Korea Co. Ltd.; Lionbridge Sweden AB; Lionbridge Deutschland GmbH; Darwin Zone SA; Lionbridge Espana SLU; Lionbridge Technologies (France) SARL; Lionbridge Denmark A/S; Lionbridge (UK) Limited; Lionbridge Poland SP.ZO.O; Lionbridge Technologies LLC s.r.o.; Beijing Lionbridge Global Solutions Technologies Inc.; Lionbridge (Canada) Inc.; Lionbridge Technologies LLP; Lionbridge Technologies (Shanghai), Inc.; and Lionbridge International Unlimited Company Merkezi İrlanda İstanbul Merkez Şubesi, as applicable.

“Out-of-Scope Employee” means any employee of the Company or one of its Subsidiaries who (a) does not provide services exclusively to the Business or (b) is listed on Schedule 11.01(b) (as such schedule may be updated by the Company prior to Closing in consultation with the Purchaser).

“Permit” means any governmental qualifications, registrations, licenses, permits, approvals or authorizations issued or granted by any Governmental Authority.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, warehousemens’, landlords’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent or the amount or validity of which are being contested in good faith; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property or the operation of the Business; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s business; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of Leased Real Property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii)  purchase money liens and liens securing rental payments under capital lease arrangements; and (ix) non-exclusive licenses for Intellectual Property granted in the ordinary course of business.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Personal Information” means any information that (a) relates to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including, unique device or browser identifiers, names, addresses, telephone numbers, email addresses, social security numbers, or account information, or (b) is defined as “personally identifiable information” (PII), “personal information,” “personal data,” or other similar term (as applicable), within the meaning of any applicable Laws.

“Plan” means all “employee benefit plans” (as defined under Section 3(3) of ERISA) and all other employment, bonus, benefit, incentive (or other equity based or long-term incentive) compensation, profit sharing, savings, retirement, disability, insurance, employee loan, vacation, paid time off, holiday pay, old-age, deferred compensation, individual consulting, severance, termination, retention, change in control compensation and other similar fringe, employee assistance, welfare, medical, dental, or other employee benefit plans, programs, agreements, contracts, policies or binding arrangements, whether funded or unfunded, and whether operated in the United States or outside of the United States, but other than any plan or arrangement maintained or to which contributions are required by any Governmental Authority.

“Pre-Closing Restructuring Taxes” means any Taxes imposed on any of the Acquired Companies that are attributable to the Pre-Closing Restructuring.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, “copyleft,” open source code software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License, (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards Source License (SISSL), (g) the BSD License, (h) the Apache License, or (i) any other license described by the Open Source Initiative as set forth at www.opensource.org.

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy to be issued by AIG Specialty Insurance Company for the benefit of the Purchaser as the named insured.

“Registered Business Intellectual Property” means Business Intellectual Property issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar in any jurisdiction.

“Retained Company” means the Seller and any of its Subsidiaries other than the Acquired Companies.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Business” means the business of translation, localization, interpretation and related services provided to enterprises as performed by Seller and its Subsidiaries as of the date hereof.

“Seller Group” means the Seller and each of the Seller’s direct and indirect parent companies and their respective Affiliates (individually and collectively).

“Seller Retained Plan” means a Plan sponsored, maintained or contributed to by the Company or any of its Affiliates in which any Acquired Company Employee or Service Provider of the Business participates or with respect to which the Company or any of its Affiliates has any liability related to any Acquired Company Employee or Service Provider of the Business, after giving effect to the Pre-Closing Restructuring; provided, however, that no Company Transferred Plan shall be a Seller Retained Plan.

“Sensitive Personal Information” is a subset of Personal Information, which, due to its nature, has been classified by Law or by the Company or any of its Subsidiaries as deserving additional privacy and security protections. Sensitive Personal Information includes (a) all government-issued identification numbers (including U.S. social security numbers, driver’s license numbers and passport numbers); (b) all financial account numbers (bank account numbers, credit/debit card numbers, and other information if that information would permit access to a financial account); (c) individual medical records and biometric information, including any information on any employee’s or consumer’s health, disability, disease or product interests;

(d) reports of individual background checks and all other data obtained from a U.S. consumer reporting agency and subject to the Fair Credit Reporting Act, as amended; (e) data elements revealing race, ethnicity, national origin, religion, sexual orientation, and criminal records or allegations of crimes; and (f) any other Personal Information designated by the Company or any of its Affiliates as Sensitive Personal Information.

“Service Provider” means each member of the board of directors of an Acquired Company who is not an Acquired Company Employee, and any independent contractor, consultant or other service provider of an Acquired Company, in each case, who is an individual, including crowdsource workers who are not Acquired Company Employees, whether located or providing services in the United States or outside of the United States.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Target Net Working Capital” means $17,973,746.

“Tax” or “Taxes” means (i) any U.S. federal, state, provincial, local or non-U.S. corporate, income, alternative minimum, personal holding company, franchise, profits, windfall profits, gross receipts, sales, goods and services, harmonized sales, use, value added, transfer, registration, stamp, excise, customs duties, severance, real property, personal property, ad valorem, license, employment, payroll, social security, universal social charge, unemployment, workers’ compensation, withholding, estimated tax, assessment or other governmental charge; and (ii) any interest, penalties or additions to Tax imposed by any taxing authority in connection with any item described in clause (i).

“Tax Benefit Amount” means the amount of any reduction in Tax payments under the Tax Law of any particular Tax jurisdiction that would otherwise be made in cash by the Purchaser, the Acquired Companies, or any of their respective Affiliates with respect to a Taxable period (or portion thereof) beginning after the Closing Date and ending on or before the Tax Expiration Date for such Tax jurisdiction, to the extent such reduction in Tax payments is attributable to (i) the Transaction Tax Deductions, the Retained Companies (other than activities thereof in respect of the Business), or Excluded Liabilities, or (ii) any net operating losses, capital losses, Section 163(j) of the Code or other Tax carryforwards, Tax credits, or any other applicable Tax attributes (“Tax Attributes”) of the Retained Companies from any Pre-Closing Tax Period that are not in respect of the Business or the Pre-Closing Restructuring that carry-over to a Taxable period (or portion thereof) beginning after the Closing Date, in each case which reduction in Tax payments shall be calculated on a with and without basis by comparing the amount of Taxes that would have been payable in cash without taking into account the foregoing deductions or losses described in clauses (i) and (ii) and the Taxes actually payable in cash taking into account such deductions or losses.

“Tax Liability Amount” means an amount (not below zero) equal to the aggregate amount of any accrued but unpaid income Taxes of the Acquired Companies for Pre-Closing Tax Periods, determined (i) by including Transaction Tax Deductions to the extent (x) there is at least a “more likely than not” authority position that such Transaction Tax Deductions may be deducted in the Pre-Closing Tax Period and (y) such deductions are not applied against income or gain recognized by the Acquired Companies in connection with the Pre-Closing Restructuring, (ii) by excluding (A) liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions and any liabilities arising from any change in accounting methods, (B)  any financing or refinancing arrangements entered into at any time by or at the direction of the Purchaser or any other transactions entered into by or at the direction of the Purchaser not contemplated by the Transaction Documents, and (C) any Taxes attributable to transactions entered into by Purchaser or the Acquired Companies outside the ordinary course of business on the Closing Date after the Closing, (iii) in accordance with the accounting methodology and the past practice of the applicable Acquired Company in preparing its Tax Returns, (iv) by excluding any deferred Tax assets and liabilities, (v)  by excluding the Pre-Closing Restructuring Taxes, (vi) by taking into account any available net operating losses (to the extent such net operating losses are not applied against income or gain recognized by the Acquired Companies in connection with the Pre-Closing Restructuring), and (vii) for any Straddle Period, the Taxes attributable to the Pre-Closing Tax Period shall be determined in accordance with Section 10.01(d) hereof. The Tax Liability Amount shall not include any amounts in respect of any installment payments due from any Acquired Company pursuant to Section 965(h) of the Code.

“Tax Returns” means any return, declaration, report, claim for refund, computation, assessment, election, or information return (including schedules or any related attachment) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax.

“Transaction Expenses” means all (a) fees and expenses of the Acquired Companies incurred in connection with or triggered by the negotiation and execution of this Agreement and the preparation and consummation of the transactions contemplated hereby or any alternative sale or divestment transaction, including in relation to the Pre-Closing Restructuring (including any fees and expenses payable by the Acquired Companies to (i) any legal advisor, (ii)  any financial advisor, (iii) any tax advisor or accounting firm or (iv) any other consultant or service provider engaged by any Acquired Company in connection with the negotiation and execution of this Agreement or the preparation or consummation of the transactions contemplated hereby or any alternative sale or divestment transaction), and (b) change of control, sale, retention or transaction bonuses or similar payments that are due to any employee, officer or director directly as a result of the consummation of the transactions contemplated hereby pursuant to any agreement entered into by the Acquired Companies prior to the Closing (whether or not accrued), including the employer portion of any payroll, employment or other Taxes associated with any of the foregoing payments.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Pre-Closing Restructuring Documents and any other agreements, documents and instruments contemplated herein.

“Transaction Tax Deductions” means, without duplication, any Tax deductions attributable to (a) Transaction Expenses or (b) fees, costs, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees and unamortized or deferred financing fees, costs or expenses)  incurred by the Acquired Companies in connection with the transactions contemplated by this Agreement (including as a result of the payment of Transaction Expenses made by (or on behalf of) any Acquired Company), in each case, solely to the extent that (a) any such payment is either made by Seller or an Acquired Company at or prior to Closing or such payment is otherwise taken into account in the calculation of Purchase Price as finally determined pursuant to Section 1.05 hereof, and (b) such Tax deduction is properly deductible in the Pre-Closing Tax Period, as determined in accordance with Section 10.01(a) hereof.

“Transition Services Agreement” means that certain Transition Services Agreement, to be dated as of the Closing Date, by and between the Company and Lionbridge Technologies, LLC, substantially in the form attached hereto as Exhibit D.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

11.02                 Other Definitional Provisions.

(a)                                 Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)                                 Successor Laws.  Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03                 Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

280G Stockholder Consent	6.07(b)
Acquisition Proposal	6.05
After-Acquired Business	10.07(d)
After-Acquired Company	10.07(d)
Agreement	Preface
AI Subsidiaries	3.02(a)
AI Subsidiary Equity Interests	3.06
Annual Financial Statements	3.07
Anti-Corruption Laws	3.09(c)
Assumed Liabilities	Exhibit B

Term	Section No.

Automatic Transfer Employees	Exhibit A
Base Consideration	1.02(a)
CFIUS	10.02(a)
Closing	1.06
Closing Calculation Time	1.03
Closing Date	1.06
Company	Preface
Company Releasees	10.08(b)
Company Releasor	10.08(b)
Confidentiality Agreement	10.05
Contest	10.01(k)
Continuing Employees	7.03
Conveyance Agreements	1.07(b)
Customer Arrangements	6.09(c)
Designated Contacts	6.02
Direct Transfer Employees	Exhibit A
Disclosure Schedules	Article 3
Dispute Resolution Auditor	1.05(b)
D&O Costs	7.02(b)
D&O Expenses	7.02(b)
D&O Indemnifiable Claim	7.02(b)
D&O Indemnitee	7.02(b)
Electronic Delivery	12.13
Employment Laws	3.12(b)
End Date	9.01(d)
ERISA Affiliate	3.11(c)
Estimated Cash	1.03(i)
Estimated Indebtedness	1.03(ii)
Estimated Net Working Capital	1.03(iii)
Estimated Transaction Expenses	1.03(iv)
Excess Amount	1.05(d)
Excluded Names	7.06(a)
Final Cash	1.05(b)
Final Indebtedness	1.05(b)
Final Net Working Capital	1.05(b)
Final Transaction Expenses	1.05(b)
Financial Statements	3.07
Interim Financial Statements	3.07
IPO	6.05
Leased Real Property	3.16(a)
Licensed Intellectual Property	6.10(a)
Local Purchaser Affiliates	Recitals
Local Transfer Jurisdictions	Recitals
Losses	7.02(b)
NewCo Jurisdictions	Exhibit B

Term	Section No.

NewCos	Exhibit B
Objections Statement	1.05(b)
Offer Transfer Employees	Exhibit A
Parachute Payment Waiver	6.07(a)
Pre-Closing Restructuring	6.09(a)
Pre-Closing Restructuring Documents	6.09(b)
Pre-Closing Statement	1.03
Preliminary Purchase Price	1.02(b)
Preliminary Statement	1.05(a)
Privacy Policies	3.18(a)
Privileged Communications	10.09
Purchase Price	1.02(a)
Purchaser	Preface
Purchaser Improvements	6.10(b)
Purchaser Indemnified Party	8.02
Purchaser Licensees	6.10(a)
Purchaser Plans	7.03
Purchaser Prepared Tax Returns	10.01(b)
Registration Statement	6.05
Regulatory Closing Conditions	9.01(d)
Releasors	10.08(b)
Relevant Automatic Transfer Rules	Exhibit A
Relevant Transferee Entity	Exhibit A
Remedies Exception	3.03
Restructuring Asset	6.09(c)
Restructuring Assignee	6.09(c)
Restructuring Assignor	6.09(c)
Restructuring Companies	Exhibit B
Restructuring Jurisdictions	Exhibit B
Retained Assets	Exhibit B
Retained Liabilities	Exhibit B
Securities Act	1.01
Seller	Preface
Seller Indemnified Party	8.04
Seller Prepared Tax Returns	10.01(a)
Seller Releasees	10.08(a)
Seller Releasor	10.08(a)
Shared Restructuring Contract	6.09(e)
Shares	Recitals
Shortfall Amount	1.05(c)
Straddle Period	10.01(b)
Surviving Covenants	8.01
Tax Benefit	8.04(b)
Tax Expiration Date	8.04(a)
Tax Refund	10.01(c)(i)

Term	Section No.

Third-Party Claim	8.05(b)
Top Customers	3.23
Trade Controls	3.09(e)
Transferred Assets	Exhibit B
Transferred Contracts	Exhibit B
Transferred Employees	Exhibit B
Transferred Lease Agreements	Exhibit B
Transfer Taxes	10.01(f)
Tripartite Business Employees	Exhibit A
WARN Act	3.12(e)

ARTICLE 12

MISCELLANEOUS

12.01                 Expenses.  Except as otherwise expressly provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

12.02                 Knowledge Defined.  For purposes of this Agreement, “to the Company’s knowledge” or “to the knowledge of the Company” as used herein shall mean the actual knowledge, after reasonable inquiry of their direct reports, of any of John Fennelly, Clemente Cohen, Ed Jay and Kat McCabe.

12.03                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when sent by electronic mail (provided that either receipt of such electronic mail is acknowledged by the recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service), or (c) when delivered by courier service or mail.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to the Purchaser or (following the Closing) to the Company:

TELUS International (Cda) Inc.
510 West Georgia Street, Floor 7
Vancouver, British Columbia
V6B 0M3
Canada
Attention:  Michel Belec, SVP, CLO & Corporate Secretary
Email: Michel.belec@telus.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention:  Scott Petepiece and Sean Skiffington
Email: spetepiece@shearman.com;
sean.skiffington@shearman.com

Notices to the Seller or (prior to the Closing) to the Company:

c/o H.I.G. Middle Market, LLC
600 Fifth Avenue, 24th Floor
New York, New York 10020
Attention:  Matthew Lozow
Email: mlozow@higcapital.com

and

c/o H.I.G. Middle Market, LLC
One Sansome Street, 37th Floor
San Francisco, California 94104
Attention:  Aaron Tolson; Arjun Mohan
Email: atolson@higcapital.com; amohan@higcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street, 33rd Floor
Chicago, Illinois 60654
Attention:  Jeffrey Seifman, P.C.
Email: jeffrey.seifman@kirkland.com

and

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
Attention: Tana M. Ryan, P.C.
Email: tana.ryan@kirkland.com

12.04                 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser without the prior written consent of the Seller, or by the Company or the Seller without the prior written consent of the Purchaser; provided that (i) the Purchaser may assign its rights and obligations under this Agreement to an Affiliate (it being understood that such assignment will not release the Purchaser from its obligations hereunder) and (ii) the Purchaser may assign this Agreement to any of the Purchaser’s financing sources as collateral (but any such assignment shall not limit the Purchaser’s obligations hereunder), in each case without the prior written consent of the Seller.  Any assignment in violation of this Section 12.04 shall be null and void ab initio.

12.05                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced and the economic or legal substance of the transactions contemplated by this Agreement is affected in a manner materially adverse to any party hereto as a result thereof, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

12.06                 References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits and Disclosure Schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit or Disclosure Schedule hereto.  The Exhibits and Schedules to this Agreement are an integral part of this Agreement and, subject to Section 12.07, all Exhibits and Schedules to this Agreement are incorporated in and made part of this Agreement as if fully set forth herein.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Disclosure Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

12.07                 Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or any disclosure in the Disclosure Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules, and such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Information disclosed in the Disclosure Schedules will qualify the representation and warranty set forth in the corresponding section of the Agreement, and will also constitute a disclosure for any other representation and warranty under this Agreement to the extent it is reasonably apparent on the face of such disclosure that the information is applicable to such other representation and warranty. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be construed as or deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract, the existence of any liability or other obligation of any kind).  None of the information set forth in the Disclosure Schedules is intended to be, and it shall not be construed as, a representation or warranty by the Company or the Seller independent of those expressly set forth in Article 3 and Article 5 hereof, and nothing in the Disclosure Schedules shall expand in any manner any of the representations and warranties of the Company and the Seller set forth in Article 3 and Article 5 hereof. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

12.08                 Amendment and Waiver.  Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended only in a writing signed by the Purchaser, the Company and the Seller.  No waiver of any provision hereunder, or any breach, default or misrepresentation hereunder, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, default or misrepresentation.

12.09                 Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

12.10                 Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Persons benefitting from Section 7.02 shall be express third-party beneficiaries of Section 7.02.

12.11                 Waiver of Trial by Jury.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF

THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12                 Purchaser Deliveries.  The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s representatives, and all documents or other items made available to the Purchaser and its representatives in the Company’s Project Simba electronic data room located at https://services.intralinks.com, shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.  Within five (5) Business Days following the execution of this Agreement, the Seller shall deliver six (6) USB drives containing the content of such data room as of prior to the execution of this Agreement to the Purchaser.

12.13                 Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.14                 Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.15                 Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Disclosure Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.16                 Consent to Jurisdiction.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DOES NOT HAVE JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE).  EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION).  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.  EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.03 OF THIS AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.17                 Specific Performance.  The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement.  It is accordingly agreed that (a) each of the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.16 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) each of the parties hereto agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law, and (iii) any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.17 shall not be required to provide any bond or other security in connection with any such order or injunction.  For the avoidance of doubt, if, on or prior to the End Date, any party hereto brings any legal action in the Delaware Chancery Court, in each case in accordance with Section 12.16, to enforce specifically the performance of the terms and provisions hereof by any other party, such pending legal action shall not become moot solely for the reason that it has not been resolved prior to the End Date.  Notwithstanding anything herein to the contrary, in no event shall this Section 12.17 be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.

12.18                 Consents.  The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company is a party (including the contracts set forth on Schedule 3.10 and the Leased Real Property set forth on Schedule 3.16) and such consents may not have been obtained.  Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, seek, and use commercially reasonable efforts to obtain, any such consents set forth on Schedule 3.03 (other than approvals, authorizations or consents needed in connection with the Pre-Closing Restructuring, which shall be governed by Section 6.09(c) and consents which may be necessary for the provision of services under the Transition Services Agreement, which shall be governed by the Transition Services Agreement) as designated by the Purchaser after the date hereof; provided, however, that nothing in this Section 12.18 or in Section 6.09 or Section 10.04 shall require the Seller, the Company or any of its Subsidiaries to (a) expend any money to obtain any such consent or to remedy any breach of any representation or warranty hereunder, (b) commence any Action or arbitration proceeding or (c) offer or grant any accommodation (financial or otherwise) to any third party.  The Purchaser agrees and acknowledges that the Seller and the Company shall have no liability whatsoever to the Purchaser (and the Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof.  Nothing in this Section 12.18 shall limit any rights of the Purchaser against the R&W Insurance Policy for a failure to disclose in breach of the representations and warranties set forth in Section 3.03 that certain consents or approvals may be required from third parties or that the failure to obtain consents from third parties may entitle such third parties to certain rights.

12.19                 No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Purchaser acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any past, present or future director, officer, agent or employee of any past, present or future member of the Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, agent or employee of any past, present or future member of the Seller or any Affiliate or assignee thereof, as such, for any obligation of the Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation, except, in each of the foregoing cases, in case of Fraud.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first written above.

Seller:	LBT INVESTMENT HOLDINGS, LLC

By:
Name: Matthew Lozow
Its: President

Purchaser:	TELUS INTERNATIONAL HOLDING (U.S.A.) CORP.

By:
Name: Jeffrey Puritt
Its: President & CEO

Company:	LBT INTERMEDIATE, INC.

By:
Name: John Fennelly
Its: Vice President

Signature Page - Stock Purchase Agreement